Exhibit 10.2

CERTAIN INFORMATION IDENTIFIED WITH [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (1) NOT MATERIAL AND (II)  OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Execution Copy

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into on May 27, 2021 (the “Execution Date”), by and among:

1.	Xencor, Inc., a corporation organized and existing under the laws of the State of Delaware (“XENCOR”) and

2.	Zenas BioPharma (Cayman) Limited, an exempted company organized under the Laws of the Cayman Islands (“Licensee”).

XENCOR and Licensee may each be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.	XENCOR owns or otherwise controls certain patents, patent applications, technology, know-how, scientific and technical information and other proprietary rights and information relating to the research, development and manufacture of the Licensed Asset (as defined below); and

B.	Subject to the terms and conditions of this Agreement, XENCOR wishes to grant to Licensee, and Licensee wishes to receive from XENCOR, an exclusive license to develop, manufacture and commercialize the Licensed Asset and Products in the Field in the Licensed Territory.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

1.	Definitions and Interpretation.

The following terms shall have the meanings ascribed to them below:

1.1	“Accounting Standard” means United States generally accepted accounting principles or International Financial Reporting Standards, as consistently applied by Licensee, its Affiliates or Sublicensees.

1.2	“Active Ingredient” means the clinically active material(s) that provide pharmacological activity in a pharmaceutical product (excluding, for the avoidance of doubt, formulation components such as coatings, stabilizers, excipients or solvents, adjuvants or controlled release technologies).

1.3	“Adverse Event” means any adverse medical occurrence in a patient or clinical investigation subject that is administered a Product, as designated in any Applicable Laws and that is required to be reported to a Regulatory Authority.

1.4	“Affiliate(s)” means, with respect to any specified Person, any other Person that controls, is controlled by, or is under common control with such first Person. For purposes of this definition only, “control” means (a) to possess, directly or indirectly, the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) to own, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or other ownership interests of such Person.

1.5	“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.

1.6	“Antibody” means any antibody, whether naturally occurring, artificially produced, raised in an artificial system, or created through modification of another antibody or otherwise; any fragment of any of the foregoing; and any chemically modified versions of the foregoing antibodies (including versions that are conjugated with another chemical entity, such as a drug or toxin; pegylated versions (regardless of whether containing amino acid substitutions in order to achieve pegylation); and other chemically modified versions).

1.7	“Applicable Laws” means all applicable laws, statutes, ordinances, regulations, rules, mandatory guidelines or orders of any kind whatsoever of any Government Authority or Regulatory Authority in any Region or regulatory jurisdiction that may be in effect from time-to-time.

1.8	“Biosimilar Product” means, with respect to a Product that has received Regulatory Approval in a Region, a biologic therapeutic sold by a Third Party not authorized by or on behalf of Licensee, its Affiliates or Sublicensees containing the same amino acid sequence as such Product, to permit such biologic therapeutic, on the basis of such prior Regulatory Approval granted to such Product, to be marketed in such Region (a) as a “biosimilar” or “interchangeable” product pursuant to Section 351(k) of the Public Health Service Act (42 U.S.C. § 262(k)) (or other Applicable Law); (b) as a “similar biological medicinal product” pursuant to EU Directive 2001/83/EC (or other Applicable Law); (c) as a “biosimilar product” pursuant to Chinese Drug Registration Rules and the ancillary Technical Review Guidelines for Biosimilar Products (or other Applicable Law); or (d) under analogous abbreviated Regulatory Approval from the applicable Regulatory Authority in another foreign jurisdiction.

1.9	“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the People’s Republic of China or California are required or authorized by law or executive order to be closed.

1.10	“Calendar Quarter” means each of the three (3) consecutive month periods ending on March 31, June 30, September 30 and December 31; provided, however, that (a) the first Calendar Quarter of the License Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the License Term shall end upon the expiration or termination of this Agreement.

1.11	“Calendar Year” means each twelve (12) month period ending December 31st; provided, however, that (a) the first Calendar Year of the License Term shall commence on the Effective Date and end on December 31 of the same year and (b) the last Calendar Year of the License Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

1.12	“[***]” means [***].

1.13	“[***] Agreement” means that certain [***].

1.14	“Change of Control” means, with respect to a Party, that: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing at least fifty percent (50%) of the total voting power of all of the then outstanding voting securities of such Party; (b) a merger, consolidation, recapitalization, or reorganization of such Party is consummated which would result in shareholders or equity holders of such Party immediately prior to such transaction, no longer owning at least fifty percent (50%) of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (c) there is a sale or transfer to a Third Party of all or substantially all of such Party’s consolidated assets taken as a whole, through one or more related transactions.

1.15	“Clinical Study” means a human clinical trial for the Licensed Asset or a Product and any other tests and studies for the Licensed Asset or a Product in human subjects.

1.16	“CMC” means chemistry, manufacturing and controls.

1.17	“CMO” means contract manufacturing organization.

1.18	“Commercialization” means any and all activities directed to marketing, promoting, distributing, importing or selling a product, including obtaining pricing and reimbursement approvals. When used as a verb, “Commercialize” means to engage in Commercialization. For the avoidance of doubt, Commercialization does not include Development and Manufacturing.

1.19	“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective, those reasonable, diligent, good faith efforts to accomplish such objective that an entity in the biopharmaceutical industry with similar resources and size would use to accomplish a similar objective under similar circumstances exercising reasonable business judgment. With respect to Licensee’s efforts in connection with the Development, Manufacture or Commercialization of the Licensed Asset or a Product hereunder, Licensee shall be deemed to have exercised Commercially Reasonable Efforts if Licensee has exercised those reasonable, diligent, good faith efforts used by an entity in the biopharmaceutical industry with similar resources and size to Licensee for such entity’s own products or product candidates, or to which such entity has similar rights, which product or product candidate is of similar market potential, has similar estimated profitability and is at a similar stage in its development or product life cycle as the Licensed Asset or Product, taking into account all relevant factors that may affect the Development, Manufacture or Commercialization of a Product. Without limiting the foregoing, Commercially Reasonable Efforts requires, with respect to such obligations, that Licensee: (a) promptly assign responsibility for such obligation to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis, (b) set objectives for carrying out such obligations, and (c) allocate resources designed to advance progress with respect to such objectives.

1.20	“Companion Diagnostic” means any product or service that: (a) identifies a person having a disease or condition or a molecular genotype or phenotype that predisposes a person to such disease or condition, in each case, for which a Licensed Asset or Product could be used to treat or prevent such disease or condition; (b) defines the prognosis or monitors the progress of a disease or condition in a person for which a Licensed Asset or Product could be used to treat or prevent such disease or condition; (c) is used to select a therapeutic or prophylactic regimen, wherein at least one (1) potential such therapeutic or prophylactic regimen involves a Licensed Asset or Product, and where the selected regimen is determined to likely be effective or to be safe for a person, based on the use of such product or service; or (d) is used to confirm a biological activity or to optimize dosing or the scheduled administration of a Licensed Asset or Product.

1.21	“Competing Product” means a pharmaceutical or biologic product in the Field that [***], including all presentations, formulations, dosages and dosage forms thereof, and regardless of its mechanism of action.

1.22	“Confidential Information” means, with respect to a Party, all confidential and proprietary information (and all tangible and intangible embodiments thereof), that is disclosed by such Party to the other Party under this Agreement whether in writing, orally, electronically, visually, or by other means and whether or not designated as confidential in writing by such Party, whether by letter or by use of an appropriate stamp or legend, prior to or at the time any such information is disclosed by such Party to the other Party. For clarity, any information, including Know-How, developed or generated in the course of a Receiving Party’s performance under this Agreement based, in whole or in part, on Confidential Information of the Disclosing Party will constitute Confidential Information of both the Receiving Party and the Disclosing Party, unless otherwise specified.

1.23	“Control” or “Controlled” means, (a) with respect to any Intellectual Property right of a Party, that the Party owns or has a license to such Intellectual Property right (other than pursuant to this Agreement) and has the ability to grant access, a license, or a sublicense to such Intellectual Property right to any other Party as provided in this Agreement without violating an agreement with or other rights of any Third Party, or (b) with respect to any Materials or other tangible Know-How, the legal authority or right to physical possession of such Materials or tangible Know-How, with the right to provide such Materials or tangible Know-How to the other Party on the terms set forth herein. Notwithstanding the foregoing, a Party and its Affiliates will not be deemed to “Control” any of the foregoing (a)-(b) that, prior to the consummation of a Change of Control of such Party, is owned or in-licensed by a Third Party that becomes an Affiliate of such acquired Party (or that merges or consolidates with such Party) after the Execution Date as a result of such Change of Control, unless (i) prior to the consummation of such Change of Control, such acquired Party or any of its Affiliates also Controlled such Intellectual Properties or proprietary rights towards a product, or (ii) after the consummation of such Change of Control, such acquired Party or any of its Affiliates uses any such Intellectual Properties or proprietary rights towards a product in the performance of its obligations or exercise of its rights under this Agreement, in each of which cases ((i) and (ii)), such Intellectual Properties or proprietary rights towards a product will be deemed to be “Controlled” by such Party for purposes of this Agreement.

1.24	“Cover” means, with respect to a particular subject matter at issue and a Patent Right, that, but for rights granted to a Person under such Patent Right, the manufacture, use, sale, offer for sale or importation of such subject matter would infringe a Valid Claim (including, if applicable, in the case of an application that has not issued, if such Valid Claim were issued) included in such Patent Right.

1.25	“Derivative” means a modified or derivative form of [***].

1.26	“Development” means, with respect to a product, all activities relating to the pre-clinical and clinical development of such product, and all development activities relating to applying for and obtaining Regulatory Approval for such product, including preclinical testing, test method development and stability testing, toxicology, formulation, clinical trials, statistical analysis and report writing. Development shall not include Manufacturing, Commercialization, or scientific research not intended for inclusion in a Regulatory Submission, but with respect to Licensee, shall specifically include activities relating to research and creation of Derivatives and Companion Diagnostics. When used as a verb, “Develop” means to engage in Development.

1.27	“EMA” means the European Medicines Agency or any successor agency thereto.

1.28	“EU” means the European Union (including the United Kingdom, whether or not the United Kingdom is a member state of the EU during the term of this Agreement).

1.29	“[***]” means any technology that [***].

1.30	“FD&C Act” means the Federal Food, Drug and Cosmetic Act under United States Code, Title 21, as amended from time to time, together with any rules, regulations, and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.31	“Field” means all uses in any treatment, palliation, diagnosis or prevention of any disease, disorder or condition or symptoms adverse to human or animal health.

1.32	“First Commercial Sale” means, with respect to a product and on a Region-by-Region basis, the first sale of such product by a Party, its Affiliate or its Sublicensee under this Agreement to a Third Party in such Region in the Licensed Territory for end use or consumption in the Field in an arms’ length transaction, after such product has been granted Regulatory Approval (other than pricing approval) by the applicable Government Authority in any Region of the Licensed Territory. For clarity, First Commercial Sale excludes any transfers of a product to Third Parties without consideration for clinical trial purposes or any expanded access program, compassionate sales or use program (including named patient program or single patient program), or indigent program.

1.33	“Good Clinical Practice” or “GCP” means Applicable Laws and applicable ICH guidelines for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials, including (a) 21 C.F.R. Parts 11, 50, 54, 56, 312, 314 and 320, (b) European Commission Directive 2005/28/EC, and (c) the PRC Good Clinical Practices for Pharmaceutical Products, as released by China National Medical Products Administration in 2003 and last updated in 2020, as amended from time to time, or any successor thereto, and any analogous Applicable Laws and guidelines in the Licensed Territory.

1.34	“Good Laboratory Practice” or “GLP” means the applicable then-current standards for laboratory activities for pharmaceuticals or biopharmaceuticals, including as set forth in (a) the then-current good laboratory practice standards promulgated or endorsed by the US FDA, as defined in 21 C.F.R. Part 58, (b) the Good Laboratory Practices for Nonclinical Drug Research, as released by China National Medical Products Administration in 2017, or (c) in any analogous Applicable Laws in any relevant country, and any guidance documents promulgated thereunder, as amended from time to time or any successor thereto.

1.35	“Good Manufacturing Practice” or “GMP” means Good Manufacturing Practice and General Biological Products Standards, as promulgated under and in accordance with (a) the FD&C Act (including 21 C.F.R. Parts 210, 211 and 600-680), (b) European Commission Directive 2003/94/EC, and (c) China Food and Drug Administration Ministry of Health Decree No. 79 for Good Manufacturing Practice for Drugs, effective as of March 1, 2011, as each may be amended from time to time, or any successor thereto, and any analogous Applicable Laws and guidelines in the Licensed Territory.

1.36	“Government Authority” means any court or government body, whether national, supra-national, federal, state, local, foreign or provincial, including any political subdivision thereof, including any department, commission, board, bureau, agency, or other regulatory or administrative governmental authority or instrumentality, and further including any governmental Person or entity exercising the functions of any of these. For clarity, any Regulatory Authority shall be a Government Authority.

1.37	“Government Official” means any Person employed by or acting in an official capacity on behalf of a Government Authority, Government Authority-controlled entity or public international organization; any political party, party official or candidate; any Person who holds or performs the duties of an appointment, office or position created by custom or convention; and any Person who is an authorized intermediary of any of the foregoing.

1.38	“ICH” means the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.39	“IND” means an Investigational New Drug application as defined in the FD&C Act, or a clinical trial authorization application for a pharmaceutical product filed with a Regulatory Authority in any other regulatory jurisdiction outside the U.S., the filing of which is necessary to commence or conduct clinical testing of such pharmaceutical product in humans in such jurisdiction.

1.40	“Initiation” means, with respect to a Clinical Study, the first dosing of the second patient in such Clinical Study.

1.41	“Intellectual Property” means all proprietary rights of any kind or nature, whether patentable or not, including Patent Rights, Know-How, Trademarks and copyrights.

1.42	“Invented” means the act of invention by inventors, as determined in accordance with the patent laws of the United States.

1.43	“Joint Intellectual Property” means the Joint Know-How, the Joint Patent Rights, and all intellectual property rights therein.

1.44	“Joint Know-How” means any Know-How that is identified, discovered, authored or developed jointly by or on behalf of XENCOR or any of its Affiliates, on the one hand, and Licensee or any of its Affiliates, on the other hand under this Agreement.

1.45	“Joint Patent Rights” means all Patent Rights that claim (i) inventions Invented under this Agreement that are made jointly by or on behalf of XENCOR or any of its Affiliates, on the one hand, and Licensee or any of its Affiliates, on the other hand, during the License Term, or (ii) Joint Know-How.

1.46	“Know-How” means all discoveries, data, information (including scientific, technical or regulatory information), processes, methods, techniques, materials, technology, results, analyses, laboratory, pre-clinical and clinical data, or other know-how, including pharmacology, toxicology, drug stability, manufacturing and formulation methodologies and techniques, clinical and non-clinical safety and efficacy studies, marketing studies, absorption, distribution, metabolism and excretion studies. Know-How does not include Patent Rights.

1.47	“Knowledge” means, the actual knowledge, after reasonable inquiry, of XENCOR’s officers as defined under Rule 16a-1(f) of the Securities Exchange Act of 1934 (or amendment thereto or replacement or successor law) as of the Execution Date.

1.48	“Licensed Asset” means (a) XENCOR’s proprietary CD19 antibody known as obexelimab, designated by XENCOR as XmAb5871, [***] and (b) any Derivative.

1.49	“Licensed Territory” means worldwide.

1.50	“Licensee Flow-Through Patent Rights” means any and all Licensed Patents (as defined in the [***] Agreement) and Post-Sublicensing Licensed Patents (as defined in the [***] Agreement) Controlled by Licensee or its Affiliates or Sublicensees after the Effective Date.

1.51	“Licensee Intellectual Property” means the Licensee Know-How, the Licensee Patent Rights, any Product Trademark owned by Licensee pursuant to Section 12.4, and all intellectual property rights therein.

1.52	“Licensee Know-How” means all Know-How (i) that is Controlled by Licensee or its Affiliates as of the Execution Date or during the License Term that is actually used, applied or incorporated by Licensee in the Development, Manufacture or Commercialization of Licensed Asset or Products in the Licensed Territory, or (ii) that constitutes a Licensee Invention.

1.53	“Licensee Patent Rights” means all Patent Rights Controlled by Licensee or its Affiliates as of the Execution Date or during the License Term that (i) Cover the Development, Manufacture or Commercialization of Licensed Asset or Products, (ii) Cover Licensee Know-How.

1.54	“Lien” means any mortgage, pledge, assignment (as security), deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest, or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever having substantially the same economic effect as any of the foregoing (including any conditional sale or other title retention agreement and any capital lease).

1.55	“Major Territory” means the U.S., United Kingdom, France, Germany, Italy, and Spain.

1.56	“Manufacturing” means any and all activities directed to making, producing, manufacturing, processing, filling, finishing, packaging, labeling, quality assurance testing and release, shipping or storage of a product (or any ingredient thereof). When used as a verb, “Manufacture” means to engage in Manufacturing. For the avoidance of doubt, Manufacturing does not include Commercialization and Development.

1.57	“Marketing Authorization Application” or “MAA” means an application for Regulatory Approval in the Licensed Territory, including a Biologics License Application as described in 21 C.F.R. §601.2, as amended.

1.58	“Material” means, to the extent related to a Licensed Asset or Product and in the possession and Control of XENCOR as of the Effective Date, (a) any tangible materials, including antibodies, antigens, genes, gene fragments, gene sequences, intermediate probes, DNA, RNA, cDNA libraries, plasmids, vectors, expression systems, cells, cell lines, organisms, biological substances (and any constituents, progeny, mutants, derivatives, or replications thereof or therefrom), reagents or chemical compounds; (b) active pharmaceutical ingredient; (c) clinical trial supply of finished product; (d) batch records; (e) preclinical and clinical trial results (including raw and processed data); (f) biospecimens (e.g., tissue samples); (g) Regulatory Submissions (e.g., INDs) or Regulatory Approvals; and (h) any key data identified by the Parties related to a Product and necessary the Development, Manufacture or Commercialization of any Licensed Asset or Product in the Licensed Territory.

1.59	“[***] Agreement” means the Collaboration and License Agreement entered into by Xencor and [***] dated [***].

1.60	“[***] Flow-Through Know-How” means any and all [***] Know-How (as defined in the [***] Agreement) that, pursuant to the terms of the [***] Agreement, Xencor may sublicense to Licensee as contemplated in Section 2.1 hereunder.

1.61	“[***] Flow-through Patent Rights” means any and all [***] Pre-Sublicensing Patents (as defined in the [***] Agreement) and Post-Sublicensing Patents (as defined in the [***] Agreement). All [***] Flow-Through Patent Rights existing as of the Execution Date are listed in Schedule 1.61.

1.62	“Net Sales” means, with respect to a Product for any period, the gross amount invoiced for sales of such Product during such period by Licensee, its Affiliates or Sublicensees to Third Parties (including distributors) in the Licensed Territory, in bona fide arm’s length transactions, less the following deductions, in each case related specifically to such Product and actually incurred, paid or accrued by, and not otherwise recovered by or reimbursed to, Licensee, its Affiliates or Sublicensees:

(a)	[***]

(b)	[***]

(c)	[***]

(d)	[***]

(e)	[***]

(f)	[***]

(g)	[***]

(h)	[***]

[***]

(i)	[***]

(ii)	[***]

(iii)	[***]

(iv)	[***]

1.63	“NMPA” means the National Medical Products Administration of People’s Republic of China and any successor agency(ies) or authority thereto having substantially the same function.

1.64	“Patent Right” means any and all: (a) patent applications filed under Applicable Law in any jurisdiction, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon; (b) all patents-of-addition, reissues, reexaminations and adjustments, extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof; (c) inventor’s certificates; (d) any other form of government-issued right substantially similar to any of the foregoing; and (e) United States and foreign counterparts of any of the foregoing.

1.65	“Patent Term Extension” means any term extensions, supplementary protection certificates and equivalents thereof offering Patent Right protection beyond the initial term with respect to any issued Patent Rights.

1.66	“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture, or similar entity or organization, including a government or political subdivision or department or agency of a government.

1.67	“PRC” means the People’s Republic of China, which for the purposes of this Agreement, shall include Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan, each of which shall be deemed a separate Region.

1.68	“Product” means, in relation to the Licensed Asset, any biological product in finished form that contains the Licensed Asset and all presentations, formulations, dosages and dosage forms thereof; provided that a Product does not include any proprietary Active Ingredient of XENCOR or any of its Affiliates (or any product containing such an Active Ingredient) other than the Licensed Asset (or any intellectual property rights related to any such other proprietary Active Ingredient).

1.69	“Region” means a country [***].

1.70	“Regulatory Approval” means the approval(s) and authorization(s) of a Regulatory Authority in a Region or regulatory jurisdiction necessary to Develop, Manufacture or Commercialize a product in such Region or regulatory jurisdiction (including pricing and reimbursement approval, where required), prior to the commencement of manufacture, sales, and distribution in such Region or regulatory jurisdiction (excluding compassionate use sales and other similar sales for which a limited approval is granted).

1.71	“Regulatory Authority” means the NMPA, US FDA, EMA or any Government Authority with similar regulatory authority (i.e. involved in granting Regulatory Approvals) in any other Region or regulatory jurisdiction anywhere in the world.

1.72	“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Product in a Region, other than a Patent Right (potentially including new clinical data exclusivity, orphan drug exclusivity, pediatric exclusivity, or rights similar thereto in other Regions), in each case, that confers exclusive rights to Licensee, its Affiliates or Sublicensees, as applicable to market such Product in such Region.

1.73	“Regulatory Submissions” means applications for Regulatory Approval, notifications, communications, correspondence, meeting minutes, registrations, and other submissions made to or with a Regulatory Authority that are necessary or reasonably desirable to Develop, Manufacture or Commercialize a product in a Region or regulatory jurisdiction, whether obtained before or after a Regulatory Approval in such Region or regulatory jurisdiction, including investigative new drug applications and MAAs, and amendments, renewals and supplements to any of the foregoing and their foreign counterparts, applications for pricing and reimbursement approvals, and all proposed labels, labeling, package inserts, monographs and packaging for a product in a particular Region or regulatory jurisdiction.

1.74	“Specified Joint Patent Rights” means any Patent Rights with one or more claims primarily based on the use of one or both of the biomarkers set forth in Schedule 1.74 (in each case, either alone or in combination with other biomarkers) in the Field.

1.75	“Third Party” means any Person other than XENCOR and its Affiliates, and Licensee and its Affiliates.

1.76	“Trademark” means any trademark, trade name, service mark, service name, brand, trade dress, slogan or other indicia of origin or ownership, including registrations and applications therefor and the goodwill associated with each of the foregoing.

1.77	“Upstream Licenses” means the agreements set forth in Schedule 1.77.

1.78	“Upstream Licensors” means the counterparties of the Upstream Licenses.

1.79	“US” means the United States.

1.80	“US FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.81	“Valid Claim” means a claim of a Patent Right, which has not expired, been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other Government Authority of competent jurisdiction, which is not appealable or has not been appealed within the time allowed for appeal, and which has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or other final, irrevocable action; provided, however, that if a claim of a pending patent application has not issued within seven (7) years after the earliest filing date from which such claim takes priority, then such claim will not constitute a Valid Claim for the purposes of this Agreement unless and until a patent issues with such claim.

1.82	“XENCOR General Patent Rights” means (i) the Patent Rights identified on Schedule 1.82, (ii) with respect to such Patent Rights set forth on Schedule 1.82, all provisional applications, substitutions, continuations, continuations-in-part, divisionals, renewals, patents of addition, reissues, reexaminations and extensions (other than XENCOR Product Specific Patent Rights), (iii) all international and domestic counterparts of any of the foregoing, (iv) any patents issuing from any patent application described in any of the foregoing, and (v) any other Patent Rights Controlled by Xencor or its Affiliates as of the Execution Date or during the License Term, including [***] Patents (as defined in the [***] Agreement), that (A) Cover the Development, Manufacture or Commercialization of Licensed Asset or Products, or (B) Cover Xencor Know-How. For the avoidance of doubt, XENCOR General Patent Rights exclude any Joint Patent Rights.

1.83	“XENCOR Intellectual Property” means the XENCOR Know-How, the XENCOR Patent Rights, any Product Trademark owned by XENCOR pursuant to Section 12.4, and all intellectual property rights therein.

1.84	“XENCOR Know-How” means (i) all Know-How Controlled by XENCOR or its Affiliates as of the Execution Date or, if transferred by XENCOR to Licensee during the License Term for the corresponding Licensed Asset, that is necessary for the Development, Manufacture or Commercialization of any Licensed Asset or Product in the Licensed Territory, (ii) all Know-How that constitutes a XENCOR Invention, and (iii) all [***] Flow-Through Know-How. Notwithstanding the foregoing, in all cases, XENCOR Know-How does not include [***].

1.85	“XENCOR Patent Rights” means all XENCOR General Patent Rights, all XENCOR Product Specific Patent Rights, and all [***] Flow-Through Patent Rights. For the avoidance of doubt, XENCOR Patent Rights exclude any Joint Patent Rights.

1.86	“XENCOR Product Specific Patent Rights” means (i) the Patent Rights identified on Schedule 1.86, (ii) with respect to such Patent Rights set forth on Schedule 1.86, all provisional applications, substitutions, continuations, continuations-in-part, divisionals, renewals, patents of addition, reissues, reexaminations and extensions, in each case, that solely and specifically Cover the Licensed Asset or Product, (iii) all continuations, continuations-in-part, and divisionals of the XENCOR General Patent Rights filed after the Execution Date, in each case, that solely and specifically Cover the Licensed Asset or Product, (iv) all international and domestic counterparts of any of the foregoing, (v) any patents issuing from any patent application described in any of the foregoing (including, without limitation, all renewals, patents of additions, reissues, reexaminations and extensions of any patent issuing from a continuation, continuation-in-part or divisional referenced in clause (iii)), and (vi) any Patent Rights that claim XENCOR Inventions. For the avoidance of doubt, XENCOR Product Specific Patent Rights exclude any Joint Patent Rights.

1.87	“XmAb5871 Program Antibodies” shall have the meaning ascribed to such term in the [***] Agreement as of the Execution Date.

1.88	Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Acquirer	Section 2.5.3
Acting Improperly	Section 10.3.3(b)
Agreement	Preamble
Anti-Corruption Policies	Section 10.3.1
Arbitral Tribunal	Section 16.3.3
Claimant	Section 16.3.3
CNIPA	Section 12.12
Commercialization Plan	Section 8.2
Competing Activities	Section 2.5.3

Consideration Election Notice	Section 9.2.1(a)
Development Plan	Section 5.2
Development Milestone Equity Consideration	Section 9.2.1(a)
Disclosing Party	Section 10.1.1
Dispute	Section 16.3.1
Effective Date	Section 14.1.2
Equity Consideration	Section 14.1.2(b)
Execution Date	Preamble
Final Subsequent Closing	Section 14.1.4
Force Majeure Event	Section 16.4
Force Majeure Party	Section 16.4
Fully Diluted Capitalization	Section 14.1.2(b)
ICC Rules	Section 16.3.2
Indemnified Party	Section 15.3
Indemnifying Party	Section 15.3
Infringement	Section 12.5.1
Infringement Remedy	Section 12.5.2
Investors	Section 14.1.2(a)
Liability	Section 15.1
License Term	Section 14.1.1
Licensee	Preamble
Licensee Controlled Patent Rights	Section 12.3.2
Licensee Indemnified Party	Section 15.1
Licensee Invention	Section 12.2.1
Licensee Regulatory Submission	Section 6.2.1
Licensee Representatives	Section 10.3
MOFCOM	Section 12.12
Non-Transferred Regulatory Approvals	Section 14.5.2(b)
Party(ies)	Preamble
Patent Challenge	Section 12.13
Product Trademark	Section 12.4.1
Proposing Party	Section 12.10
PVA	Section 4.2
Receiving Party	Section 10.1.1
Recipients	Section 10.1.1
Respondent	Section 16.3.3
Royalty Term	Section 9.3.2
Safety Database	Section 4.2
Sublicense	Section 2.2.2
Sublicensee	Section 2.2.2
Subsequent Financing	Section 14.1.2(a)
Subsequent Financing Closing	Section 14.1.2(a)
Subsequent Financing Securities	Section 14.1.2(b)
Terminated Asset Material	Section 14.5.10(a)
Third Party Patent Challenge	Section 12.7.2
True-Up Shares	Section 14.1.4
Update Meeting	Section 3.1
XENCOR	Preamble
XENCOR Indemnified Party	Section 15.2
XENCOR Invention	Section 12.2.1
XENCOR Transferee	Section 14.5.2(a)
XmAb5871	Section 1.48

1.89	Interpretation.

1.89.1	The phrase “directly or indirectly” means directly or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning.

1.89.2	Unless the context otherwise requires, all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa, and the word “or” has the inclusive meaning represented by the phrase “and/or.”

1.89.3	Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.

1.89.4	“Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation.”

1.89.5	The word “will” shall be construed to have the same meaning and effect as the word “shall.”

1.89.6	References to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof.

1.89.7	References to this Agreement include the Exhibits and Schedules, which form an integral part hereof. A reference to any Section, Schedule or Exhibit is, unless otherwise specified, to such Section, Schedule or Exhibit to this Agreement. The words “hereof,” “hereunder” and “hereto,” and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular clause hereof, or Schedule or Exhibit hereto. A reference to any document (including this Agreement) is to that document as amended, consolidated, supplemented, novated or replaced from time to time.

1.89.8	Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. If a period of time is specified and dates from a given day or the day of a given act or event, such period shall be calculated exclusive of that day.

1.89.9	References to writing and written include any mode of reproducing words in a legible and non-transitory form, including e-mails and faxes.

1.89.10	References to any Joint Patent Right(s) is inclusive of any Specified Joint Patent Right(s).

1.90	Language. This Agreement is drawn up in the English language. If this Agreement is translated into any language other than English, the English language text shall prevail.

2.	Grant of Rights; Non-Compete

2.1	License Grants.

2.1.1	By XENCOR. Subject to the terms and conditions of this Agreement, XENCOR hereby grants to Licensee (a) subject to the following sentence, an exclusive (even as to XENCOR and its Affiliates, except to the extent necessary for XENCOR and its Affiliates to perform its obligations hereunder and except as set forth in Section 2.3), royalty-bearing, sublicenseable (through multiple tiers, subject to Section 2.2), and non-transferable (except as permitted under Section 16.1) license under the XENCOR Patent Rights and XENCOR’s interests in Joint Patent Rights, Specified Joint Patent Rights, and a non-exclusive payment bearing license under XENCOR Know-How, in each case, to Develop, Manufacture (subject to Article 7), Commercialize, and otherwise use, sell, offer for sale, and import the Licensed Asset and Products in the Field in the Licensed Territory, and (b) an non-exclusive, royalty-free, sublicenseable (through multiple tiers, subject to Section 2.2), and non-transferable (except as permitted under Section 16.1) license under the XENCOR Patent Rights, XENCOR’s interests in Joint Patent Rights, and XENCOR Know-How, in each case, to Develop, Manufacture (subject to Article 7), Commercialize, and otherwise use, sell, offer for sale, and import the Companion Diagnostics in the Field in the Licensed Territory. XENCOR’s license to Licensee pursuant to clause (a) of the foregoing sentence shall be non-exclusive (rather than exclusive) solely under the [***] Flow-through Patent Rights that are Post-Sublicensing Patents (as defined in the [***] Agreement).

2.1.2	Negative Covenant. Licensee covenants that it will not use or practice any of XENCOR’s rights to and under the XENCOR Patent Rights, XENCOR Know-How or other Intellectual Property rights licensed (or sublicensed, as applicable) to it under this Article 2, except for the purposes expressly permitted in the applicable license grant. Licensee covenants that it will not research or develop (including Develop) the Licensed Asset itself, including not developing any modification, variant, fragment, progeny or derivatives of the Licensed Asset, in each case, in a way that would produce a molecule that is neither the Licensed Asset nor a molecule that falls within the definition of a Product.

2.2	Sublicensing by Licensee.

2.2.1	Sublicensing. Licensee shall be permitted to sublicense (through multiple tiers) its rights under Section 2.1 in relation to any Licensed Asset or Product, to its Affiliates or any Third Party, in each case, without XENCOR’s prior written consent, subject to Sections 2.2.2 and 10.4.

2.2.2	Sublicense Requirements. Each sublicense granted pursuant to this Section 2.2 (each, a “Sublicense”) shall: (a) be in writing; (b) be subject and subordinate to, and consistent with, the terms and conditions of this Agreement; (c) require its Affiliates, or the Third Party who is a party to such Sublicense (such party, the “Sublicensee”) to assign Intellectual Property in accordance with Section 12.2.2; (d) require the Sublicensee to comply with the Anti-Corruption Laws and the Anti-Corruption Policies; and (e) only be granted pursuant to an arm’s length transaction for fair market value consideration (except for Sublicenses granted (i) to Licensee’s Affiliates for (and only for) so long as such Affiliates remain Licensee’s Affiliates, or (ii) to Licensee’s subcontractors solely for purpose of performing Licensee’s obligations under this Agreement). Licensee will provide XENCOR with a written notice of any sublicense granted by Licensee pursuant to this Section 2.2 to any Affiliates or Third Party (not including subcontractors of Licensee) no later than [***] after the effective date thereof and will provide XENCOR with a true and complete copy of each Third Party sublicense agreement, except that Licensee may redact any confidential or proprietary information contained therein that is not necessary for XENCOR to determine compliance with this Agreement. Licensee shall remain liable for, and obligated to, perform all of its obligations under this Agreement and shall be liable for the performance of, and any acts, omissions or breaches by, each of its Sublicensees. Licensee shall ensure that each of its Sublicensees complies with all relevant provisions of this Agreement. For the avoidance of doubt, (i) Licensee will remain directly responsible for all amounts owed to XENCOR under this Agreement, and (ii) Licensee shall cause each Sublicensee (including each tier of Sublicensee) to be subject to the negative and restrictive covenants set forth in Sections 2.1.2. Licensee hereby expressly waives any requirement that XENCOR exhaust any right, power or remedy, or proceed against a Sublicensee, for any obligation or performance hereunder prior to proceeding directly against Licensee.

2.3	Retained Rights.

2.3.1	Notwithstanding the exclusivity of the licenses under XENCOR Patent Rights and XENCOR’s interests in Joint Patent Rights granted by XENCOR to Licensee under Section 2.1, XENCOR hereby retains the right to practice XENCOR Patent Rights in the Field in the Licensed Territory solely as necessary to exercise its rights or perform its obligations under this Agreement.

2.3.2	For clarity, XENCOR retains the exclusive right to practice and license XENCOR Intellectual Property outside the scope of the licenses granted to Licensee under Section 2.1.

2.3.3	For clarity, Licensee retains the exclusive right under the Licensee Intellectual Property to Develop, Manufacture and Commercialize the Products in the Licensed Territory, subject to Section 14.5.

2.4	Upstream Licenses.

2.4.1	Licensee acknowledges and agrees that (a) XENCOR obtained the rights to certain XENCOR Intellectual Property under the Upstream Licenses; and (b) the licenses granted by XENCOR to Licensee under Section 2.1 with respect to such XENCOR Intellectual Property constitute sublicenses under the Upstream Licenses and are subject and subordinate to the terms and conditions of the Upstream Licenses. Licensee shall comply with all terms and conditions of the Upstream Licenses that are applicable to Licensee as a sublicensee.

2.4.2	Licensee acknowledges and agrees that Licensee shall be responsible for any and all royalty payments (for the avoidance of doubt, excluding any milestone payments) payable and due to [***] for any period following the Effective Date resulting from the Development, Manufacture, or Commercialization of the Licensed Asset and Products in the Field in the Licensed Territory. Other than Licensee’s payment obligation expressly stipulated under this Section 2.4.2 above, XENCOR shall be solely responsible for any and all payments payable to the respective Upstream Licensors under each applicable Upstream License.

2.4.3	XENCOR shall promptly inform Licensee of any updates to the [***] Core Improvement Invention Patents or [***] Flow-Through Patent Rights, and promptly amend Schedule 1.82 and Schedule 1.61 to reflect any changes thereto.

2.5	Non-Compete.

2.5.1	Non-Compete Obligation of Licensee. During the License Term and for two (2) years thereafter, Licensee shall not, for itself or, with, through or for any Third Party, without the prior written consent of XENCOR, Develop, Manufacture, or Commercialize any Competing Products, except that Licensee may Develop (including in combination trials with other products or Active Ingredients that are not the Licensed Asset hereunder), Manufacture, or Commercialize the Licensed Asset and the Products in the Licensed Territory as contemplated under this Agreement. Notwithstanding the foregoing, in the event that both: (a) Licensee terminates this Agreement pursuant to Section 14.3 because (i) the Licensed Asset or Products would not be clinically feasible to obtain Regulatory Approval in a Major Territory (as a result of, for example, safety concerns, severe adverse event, insufficient clinical activity level, lack of or insufficient efficacy, etc.), or (ii) it would not be technically or commercially feasible to Manufacture the Licensed Asset or Products, then in either case (i) or (ii); and (b) at or prior to such termination, Licensee notifies XENCOR of the reason for such termination with reasonable supporting detail for its decision, then Licensee shall not be subject to the non-compete obligation under this Section 2.5.1 with respect to the Licensed Asset starting from the effective date of such termination. For the purpose of this Section 2.5.1, “not commercially feasible to Manufacture” means that Licensee has reasonably determined that it is not feasible to Manufacture the Licensed Asset and corresponding Product(s) at a marginal cost that, relative to its marginal price in each Major Territory, would support a reasonable gross profit margin within the range of what the biopharmaceutical industry generally considers as an acceptable margin for a therapeutic antibody.

2.5.2	Non-Compete Obligation of XENCOR. During the License Term, XENCOR shall not, for itself or, with, through, or for any Third Party, without the prior written consent of Licensee, Develop, Manufacture, or Commercialize any Products or Competing Product.

2.5.3	Change of Control of a Party. In the event that either Party or any of its Affiliates undergoes a Change of Control with a Third Party (an “Acquirer”), the restrictions set forth in Section 2.5.1 (in the event that such acquired Party is Licensee) or Section 2.5.2 (in the event that such acquired Party is XENCOR) shall not apply to (a) any activities that would otherwise constitute a breach of Section 2.5.1 (in the event that such acquired Party is Licensee) or Section 2.5.2 (in the event that such acquired Party is XENCOR), including a Competing Product that is being Developed, Manufactured or Commercialized (collectively, “Competing Activities”) by the Acquirer or its Affiliates (other than such Party or its Affiliates prior to such Change of Control) at the closing of the applicable transaction or (b) [***].

2.5.4	Reasonable Covenants. The Parties agree that the duration and scope of the covenants set forth in this Section 2.5 are reasonable. In the event that the arbitrator or any court determines that the duration or scope of any such provision is unreasonable and that any such provision is to that extent unenforceable, the Parties agree that such provision shall remain in full force and effect for the greatest time period and to the greatest scope that would not render it unenforceable. The Parties intend that the provisions of this Section 2.5 shall be deemed to be a series of separate covenants, one for each and every product and jurisdiction where such provision is intended to be effective.

2.6	No Other Rights. No rights, other than those expressly set forth in this Agreement, are granted to either Party hereunder, and no additional rights shall be deemed granted to either Party by implication, estoppel or otherwise. All rights not expressly granted by either Party to the other hereunder are reserved.

3.	Communications Related to the Licensed Asset and Products.

3.1	With respect to the Licensed Asset and Products, Licensee shall on a [***] (or more frequently if necessary) hold a meeting with XENCOR to disclose or discuss information outlined below (each such meeting, an “Update Meeting”). Such Update Meeting may be held by audio, video or other electronic means as mutually agreed upon by the Parties:

(a)	[***]

(b)	[***]

(c)	[***]

(d)	[***]

(e)	[***]

(f)	[***]

(g)	[***]

(h)	[***]

(i)	[***]

(j)	[***]

(k)	[***]

3.2	Licensee shall consider in good faith any comments provided by XENCOR in relation to the Development, Manufacturing, or Commercialization of the Licensed Asset and Products in the Licensed Territory.

4.	Transition and Transfer

4.1	Information and Material Transfer. Within a reasonable period of time after the Effective Date, but no later than [***] after the Effective Date, XENCOR shall make available to Licensee, in a mutually agreed upon format, all XENCOR Know-How, Materials, and other information regarding the XENCOR Intellectual Property as identified on Schedule 4.1 to enable Licensee to conduct the Development or Manufacture of the Licensed Asset and Products in the Field in the Licensed Territory in accordance with this Agreement. Notwithstanding the foregoing sentence, no later than [***] after the Effective Date, XENCOR shall make available to Licensee, in a mutually agreed upon format, the XENCOR Know-How, Materials, and other information regarding the XENCOR Intellectual Property identified as “High Priority” on Schedule 4.1. If within [***] after the Effective Date, XENCOR or Licensee identifies particular documents, data or information that are within the XENCOR Know-How and within XENCOR’s Control and are necessary for the Development or Manufacture of the Licensed Asset or Products, but were not previously delivered to Licensee, XENCOR shall use reasonable efforts to provide such documents, data or information to Licensee. Licensee acknowledges and agrees that any Materials delivered pursuant to this Agreement are provided “as-is” without representations or warranties of any kind, except as set forth in Section 11.2. In the event of (a) failure to obtain assignment, or (b) with respect to regulatory items that would otherwise fall within the foregoing clauses, but for such materials not being specifically and exclusively related to the Licensed Asset or a Product, but nonetheless that are necessary for the Development, Manufacture, or Commercialization of the Licensed Asset or a Product in the Field in the Licensed Territory, in each case ((a) and (b)), XENCOR hereby consents and grants to Licensee the right to reference any such item solely with respect to the Development, Manufacture, or Commercialization of the Licensed Asset or the Product in the Field in the Licensed Territory. Upon reasonable request from Licensee, XENCOR will make available certain of its employees for consultation regarding the Development or regulatory activities for the Licensed Asset or the Products in connection with the information and technology transfer activities set forth under this Agreement (including, the transitioning of Manufacturing responsibility to Licensee) for a period of [***] following the Effective Date. Following the [***] period described in the immediately preceding sentence, upon the reasonable request of Licensee, the parties will discuss in good faith the terms upon which XENCOR will continue to make available certain of its employees for consultation regarding the ongoing Development or regulatory activities for the Licensed Asset or the Products. Licensee shall be responsible for any Development or Manufacturing related out-of-pocket costs associated with such technology transfer, including lab runs, pilot scale testing and demo batches.

4.2	Safety Database. Within [***] following the Effective Date, XENCOR and Licensee shall initiate the transfer to Licensee of the global safety database for Licensed Assets and the Product(s) (the “Safety Database”). XENCOR and Licensee shall jointly work to complete the transfer of such Safety Database within [***] of the Effective Date, subject to the execution of the pharmacovigilance agreement specified below. Prior to the completion of the transfer of the Safety Database, Licensee and XENCOR shall (a) enter into a pharmacovigilance agreement (the “PVA”), and (b) reasonably cooperate and use diligent efforts to facilitate Licensee’s compliance with safety reporting requirements related to the Licensed Assets and Product(s) including that XENCOR shall provide safety information Controlled by XENCOR to Licensee for the Licensed Territory as Licensee might reasonably request or otherwise as necessary to satisfy Licensee’s regulatory or other legal obligations. Following the completion of the transfer of the Safety Database to Licensee, Licensee shall assume responsibility for and control of the Safety Database.

5.	Development.

5.1	General. Licensee shall have sole control and decision-making authority for all aspects of the Development of the Licensed Asset and Products in the Licensed Territory at its sole cost and expense. Licensee shall be solely responsible for, and use Commercially Reasonable Efforts to (a) Develop the Licensed Asset and Products in the Field in the Licensed Territory, and (b) obtain Regulatory Approval for the Licensed Asset and Products in the [***].

5.2	Development Plan. Licensee shall Develop the Licensed Asset and Products in the Field in the Licensed Territory under this Agreement in accordance with a comprehensive written development plan (the “Development Plan”). Licensee shall prepare the Development Plan, which may be updated and revised from time to time by Licensee and discussed with XENCOR pursuant to Section 3.1, and shall provide a copy of the initial Development Plan and any material updates thereto promptly to XENCOR. The Development Plan shall set forth the timeline and details of all major Development activities (including any drug product Manufacturing activities and clinical trials) to be conducted by or on behalf of Licensee for the Products in the Field in the Licensed Territory, as well as the plans and timeline for preparing and filing the necessary Regulatory Submissions and for obtaining Regulatory Approval of the Products in the Licensed Territory. Licensee shall consider any comments provided by XENCOR in good faith. If the terms of a Development Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern.

5.3	Development Activities.

5.3.1	Licensee Performance. Licensee shall use Commercially Reasonable Efforts to implement, conduct and complete the Development activities set forth in the Development Plan in accordance with the timelines and budget set forth therein. Licensee shall undertake its Development activities related to the Licensed Asset and Products in the Field in the Licensed Territory in accordance with Applicable Laws, GCP, GLP and GMP, in all material respects.

5.3.2	Clinical Trials. All clinical trials of the Licensed Asset or Products performed by Licensee pursuant to this Agreement shall be performed in accordance with the Development Plan, Applicable Laws, and GCP, and shall only involve investigators of recognized competence and having required qualifications under Applicable Law. All data generated during clinical trials shall be the sole and exclusive property of Licensee. Any subcontractor engaged by Licensee to undertake any such clinical trial (or any portion thereof) shall be qualified in the Licensed Territory and shall be capable of producing, storing and maintaining data that is acceptable to the applicable Regulatory Authority, including NMPA, US FDA and EMA. If required by any Regulatory Authority, XENCOR shall have the right to audit any clinical trial sites in the Licensed Territory, and Licensee shall have the right to be present at and participate in any such audit to the extent permitted by such Regulatory Authority.

5.3.3	Development Records. Licensee shall, and shall cause each of its Affiliates and Sublicensees to, maintain current and accurate records of all Development activities conducted by it and all data and other information resulting from such work (which records shall include, as applicable, books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof (e.g., samples of materials and other graphic or written data generated in connection with the Development activities)). Such records shall properly reflect all material work done and material results achieved in the performance of the Development activities in sufficient detail and in good scientific manner appropriate for regulatory and patent prosecution or maintenance purposes. Licensee shall document all preclinical studies and clinical trials to be conducted in formal written study reports according to applicable national and international (e.g., ICH, GCP and GLP) guidelines. XENCOR shall have the right to review all records under the Development Plan maintained by Licensee at reasonable times, upon written request.

5.4	Right to Subcontract Development Activities. Licensee shall have the right to subcontract the performance of any of the Development activities of the Licensed Asset and Products under this Agreement in accordance with Section 2.2. Without limiting the foregoing, Licensee shall not enter into a subcontract with any Person that has been debarred, or is subject to debarment, pursuant to Section 306 of the FD&C Act (or any analogous Applicable Laws in the Licensed Territory), or that is the subject of a conviction described in such section.

5.5	Reports of Development Activities. Licensee shall report to XENCOR on the progress of the Development of the Licensed Asset and Products pursuant to Section 3.1. In addition, Licensee shall, during the fourth Calendar Quarter of each Calendar Year, provide XENCOR a reasonably detailed report regarding its significant Development activities involving Product during the preceding four (4) Calendar Quarters.

5.6	Development Costs. Licensee shall be solely responsible for all costs and expenses associated with its performance of the Development activities related to the Licensed Asset and Products.

6.	Regulatory Matters.

6.1	Regulatory Strategy and Diligence. The Licensee shall be responsible for formulating regulatory strategy for obtaining and maintaining Regulatory Approvals for Products in the Field in the Licensed Territory. Licensee shall use Commercially Reasonable Efforts to obtain Regulatory Approval for Products in the Field in the Licensed Territory.

6.2	Regulatory Approvals in the Licensed Territory.

6.2.1	Responsibility. Licensee shall have sole control and decision-making authority, and be solely responsible for: (a) preparing and filing all Regulatory Submissions necessary or desirable for obtaining and maintaining Regulatory Approvals for Products in the Field in the Licensed Territory (each a “Licensee Regulatory Submission”), including in connection with package inserts, labeling and packaging for the Products in the Field in the Licensed Territory; (b) communicating with the NMPA, US FDA, EMA, and other Regulatory Authorities in the Licensed Territory about the Licensed Asset and Products; (c) preparing and submitting supplements, communications, license amendments, renewals, annual reports, Adverse Event reports, manufacturing changes, supplier designations and other related Regulatory Submissions (including with respect to any required post-marketing studies) for the Products in the Field in the Licensed Territory; (d) handling all medical questions or inquiries in each country; and (e) all costs and expenses associated with the foregoing.

6.2.2	Ownership of Regulatory Submissions and Regulatory Approvals. Licensee or its Affiliate shall be the applicant and legal and beneficial owner of all Regulatory Submissions and Regulatory Approvals for the Licensed Asset or Products in the Licensed Territory; provided that the Parties shall use good faith efforts to cooperate to effectuate this Section 6.2.2. Notwithstanding the foregoing, to the extent any Licensee Regulatory Submissions contain XENCOR Intellectual Property or XENCOR’s Confidential Information, XENCOR shall retain ownership to such XENCOR Intellectual Property and XENCOR’s Confidential Information, which shall remain subject to the terms and conditions of this Agreement.

6.2.3	Reporting and Review. Licensee shall keep XENCOR reasonably and regularly informed in connection with the preparation of all Regulatory Submissions, Regulatory Authority review of Regulatory Submissions, and Regulatory Approvals, in each case with respect to the Products.

6.2.4	No Other Regulatory Filings. Except as otherwise expressly set forth in this Article 6, Licensee, its Affiliates and Sublicensees shall not file any Regulatory Submissions or seek any Regulatory Approvals that are based on any XENCOR Intellectual Property.

6.3	Regulatory Authority Communications. In addition to its obligations under this Agreement, Licensee shall disclose to XENCOR (and XENCOR shall have the right to subsequently disclose to its designees) all material information pertaining to notices from, or actions taken by, Regulatory Authorities in connection with the Products or Licensed Asset, including any audit notice, notice of initiation by Regulatory Authorities of investigations, inspections, detentions, seizures or injunctions concerning the Products or Licensed Asset, notice of violation letter (i.e., an untitled letter), warning letter, service of process or other inquiry.

6.4	Recall, Withdrawal, or Market Notification of Product. In the event that any governmental authority threatens or initiates any action to remove any Product from the market, Licensee shall notify XENCOR of such communication promptly, but in no event later than [***], after receipt thereof. Licensee shall determine whether to initiate any recall, withdrawal or market notification of such Product. Without limiting the foregoing, XENCOR shall have the right to propose that a Product recall, withdrawal or market should be initiated by Licensee, but Licensee shall make the final decision as to whether or not the recall, withdrawal or market notification will be initiated; provided, however, that, in the event Licensee does not agree to initiate such recall, withdrawal or market notification, then Licensee shall indemnify XENCOR under Section 15.2 with respect thereto. Licensee shall at all times utilize a batch tracing system which will enable the Parties to identify, on a prompt basis, customers who have been supplied with Product of any particular batch, and to recall such Product from such customers as required pursuant to this Section 6.4. All costs and expenses associated with implementing a recall, withdrawal or market notification with respect to the Products shall be borne by Licensee.

7.	Manufacture and Supply.

7.1	In General. Licensee shall have the right to Manufacture the Licensed Asset and Products for the Development or Commercialization of the Licensed Asset, Products, or Companion Diagnostics in the Field in the Licensed Territory. Licensee may either itself Manufacture and supply, or enter into one or more definitive Manufacturing and supply agreements with appropriate Third Parties, subject to Section 2.2, to Manufacture and supply clinical and commercial supplies of the Licensed Asset and Products.

7.2	Existing Supply. The Parties shall reasonably cooperate and assist each other in transferring ownership of existing drug product and/or drug substance (such material, collectively, the “Product Lots”) identified in Schedule 7.2 from XENCOR to Licensee as promptly as reasonably practicable following the Effective Date at XENCOR’s sole cost and expense except as provided below; provided that XENCOR shall provide the materials designated as “High Priority” on Schedule 7.2 no later than [***] after the Effective Date. The Product Lots shall be delivered EXW (Ex Works) (Incoterms 2010) at facility designated by XENCOR to Licensee in writing. Any expense for shipment shall be borne by Licensee (including any import or export duties or taxes). Subject to the terms of this Section 7.2 and Section 11.2, XENCOR transfers the Product Lots to Licensee “as is,” and makes no other representation to Licensee in connection therewith. Except for the Product Lots to be transferred to Licensee, Licensee shall be responsible for, and shall bear the cost of, obtaining (whether by Manufacturing or causing to be Manufactured) all research, clinical and commercial supplies of the Licensed Assets and Product(s). After the Effective Date, Licensee shall be responsible for all costs and expenses in connection with the storage of, and any stability studies performed on, the Product Lots. XENCOR shall have no obligation to supply or provide the Licensed Asset or Products other than the transfer of the Product Lots as set forth in this Section 7.2.

8.	Commercialization.

8.1	Commercialization Activities. Licensee shall have sole and exclusive responsibility, as well as sole control and decision-making authority, for all aspects of Commercialization of Products in the Field in the Licensed Territory, including all costs and expenses associated therewith, which Commercialization shall, in any event, be in accordance with this Agreement. Licensee shall use Commercially Reasonable Efforts to Commercialize Products in the Field throughout the Major Territories after obtaining the applicable Regulatory Approvals. Licensee shall undertake Commercialization activities with respect to each Licensed Asset and Product in the Field in the [***] in accordance with all Applicable Laws and applicable industry professional standards. Without limiting the generality of the foregoing, Licensee shall [***].

8.2	Commercialization Plan. Licensee shall develop a reasonably detailed summary of its Commercialization plan for the Licensed Asset and the Products in the Field in the Licensed Territory and the associated budget, which will contain in reasonable detail the major Commercialization activities and the planned timelines for achieving such activities (the “Commercialization Plan”). Licensee shall prepare the Commercialization Plan, which may be updated and revised from time to time by Licensee and discussed with XENCOR pursuant to Section 3.1, and shall provide a copy of the initial Commercialization Plan and any material updates thereto promptly to XENCOR. Licensee shall consider any comments provided by XENCOR in good faith. If the terms of the Commercialization Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern.

8.3	Commercialization Reports. Licensee shall report to XENCOR on the progress of the Commercialization of the Licensed Asset and Products pursuant to Section 3.1. In addition, Licensee shall, during each of the [***] after First Commercial Sale of a Product, provide XENCOR a reasonably detailed report regarding its significant Commercialization activities involving Product during the preceding [***].

9.	Consideration.

9.1	Equity Consideration. Licensee shall pay XENCOR the Equity Consideration as partial consideration for the licenses and rights granted by XENCOR to Licensee under this Agreement (in addition to the milestone payments and the royalties payable to XENCOR pursuant to Section 9.2 and Section 9.3), with the understanding that (a) such Equity Consideration will be issued to XENCOR promptly following the Subsequent Financing Closing and the execution and delivery by XENCOR of the same financing documents as entered into by the Investors in connection with the Subsequent Financing Closing after arms-length negotiation; (b) the rights and obligations of XENCOR under such financing documents shall be pari passu with the lead Investors in the Subsequent Financing; (c) the Equity Consideration will be pari passu with the Subsequent Financing Securities issued to the Investors (as each term is defined below); and (d) XENCOR shall have the opportunity to review such financing documents and provide reasonable and customary comments.

9.2	Milestones.

9.2.1	Development and Regulatory Milestones. Licensee shall notify XENCOR within [***] of the achievement of the first each of the following development and regulatory milestones in the applicable Region in the Licensed Territory, and shall pay XENCOR’s invoice with a non-refundable, non-creditable, one-time milestone payment for each such corresponding milestone within [***] after receipt of such invoice:

Table 9.2.1 Development Milestone
Initiation of first Clinical Study of the Licensed Asset or a Product in the Licensed Territory	XENCOR may exercise its option in accordance with Section 9.2.1(a).
Regulatory Milestones
	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]

(a)	At XENCOR’s option, to be elected by 30-days advance written notice to Licensee (the “Consideration Election Notice”), payment of either: [***].

9.2.2	Sales Milestones. Licensee shall notify XENCOR within [***] of the end of the Calendar Year in which the following sales milestones are first achieved in the Licensed Territory, and shall pay XENCOR’s invoice with a one-time, non-refundable, non-creditable milestone payment for each such milestone within [***] after receipt of such invoice:

Table 9.2.2 Sales Milestones
First Achievement of Licensed Territory annual Net Sales of the Licensed Asset/Product in a Calendar Year of at least [***]	[***]
First Achievement of Licensed Territory annual Net Sales of the Licensed Asset/Product in a Calendar Year of at least [***]	[***]
First Achievement of Licensed Territory annual Net Sales of the Licensed Asset/Product in a Calendar Year of at least [***]	[***]
First Achievement of Licensed Territory annual Net Sales of the Licensed Asset/Product in a Calendar Year of at least [***]	[***]
First Achievement of Licensed Territory annual Net Sales of the Licensed Asset/Product in a Calendar Year of at least [***]	[***]

9.2.3	Determination that Milestone Events Have Occurred. Licensee shall promptly notify XENCOR in writing of the achievement of each development, regulatory and sales milestone contemplated in this Section 9.2. In the event that, notwithstanding the fact that Licensee has not provided XENCOR such a notice, XENCOR believes that any such milestone event has been achieved, it shall so notify Licensee in writing and the Parties shall promptly meet and discuss in good faith whether such milestone event has been achieved. [***].

9.3	Royalty.

9.3.1	Generally.

(a)	Subject to the remainder of this Section 9.3, on a Region-by-Region basis, Licensee shall pay to XENCOR a running royalty on aggregated Net Sales of all Products sold by Licensee, its Affiliates or its Sublicensees in the Field in a Region in the Licensed Territory, calculated by multiplying the applicable royalty rate set forth in Table 9.3.1 (Royalty Rates) below by the corresponding amount of incremental, aggregated annual Net Sales of all Products sold by Licensee, its Affiliates or its Sublicensees in the Field in the respective Region in the applicable Calendar Year. For each Calendar Year, the below tiered royalties shall be calculated such that the next tiered royalty rates are only used after Net Sales in the entire Licensed Territory in each Calendar Year exceed the top threshold of the previous tier of Net Sales, and such next tiered royalty rate shall only apply to the portion of Net Sales in the entire Licensed Territory that falls within that tier. For example, if Net Sales in the entire Licensed Territory exceed [***] on November 1 of the fourth Calendar Quarter in a given Calendar Year, then the next tier royalty rate of [***] of Net Sales in the [***] of Net Sales in [***], and [***] of Net Sales in the [***] will apply, respectively, to Net Sales in the [***] and the [***] occurring after November 1 until the end of the Calendar Year (so long as the top threshold of the then-current tier of Net Sales is not exceeded).

(b)	Table 9.3.1 (Royalty Rates):

Table 9.3.1 Royalty Rates
Total Calendar Year Aggregate Net Sales in the Licensed Territory	Royalty Rate for Net Sales in the PRC	Royalty Rate for Net Sales in US/EU/Japan	Royalty Rate for Net Sales in the ROW
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

9.3.2	Royalty Term. Royalties will be payable on a Region-by-Region and Product-by-Product basis from the First Commercial Sale of a Product in the Licensed Territory until the later of: (a) the expiration of the last Valid Claim of a XENCOR Patent Right or a Specified Joint Patent Right that Covers the Licensed Asset or such Product in the applicable Region in the Licensed Territory; (b) the last to expire Regulatory Exclusivity period for such Product in such Region; or (c) twelve (12) years from the First Commercial Sale of such Product in such Region (the “Royalty Term”).

9.3.3	Royalty Reports and Payments. Within [***] after each Calendar Quarter, commencing with the Calendar Quarter during which the First Commercial Sale of a Product is made anywhere in the Licensed Territory, Licensee shall provide XENCOR with a report that contains the following information for the applicable Calendar Quarter, on a Region-by-Region basis: [***]. Concurrent with the delivery of the applicable Calendar Quarter report, Licensee shall pay to XENCOR in U.S. dollars all royalties due under this Agreement with respect to Net Sales by Licensee, its Affiliates and their respective Sublicensees for such Calendar Quarter.

9.3.4	Royalty Reduction. The royalty payment due and payable to XENCOR for Net Sales of a Product in a Region in the Licensed Territory pursuant to Section 9.3 will be reduced, on a Product-by-Product and Region-by-Region basis, as follows:

(a)	Expiration of Valid Claims. If at any time during the Royalty Term there is no Valid Claim of a XENCOR Patent Rights in a Region in the Licensed Territory Covering such Product, then the applicable royalties in effect with respect to such Product sold in such Region shall be reduced by [***].

(b)	Entry of Biosimilar Products. If, in any Region in the Licensed Territory during the Royalty Term for a Product, one or more Biosimilar Products to such Product are sold by any Third Party in such Region for [***], and sales of such Biosimilar Product(s) during each such [***] represent at least [***] of the total sales in such Region on a unit basis (as measured against the total sales of such Product and Biosimilar Products in such Region), then the then-applicable royalty rates for such [***] for such Product in such Region will be reduced by [***].

(c)	Third Party Payments. In the event Licensee obtains a Third Party license to any Third Party Patent Rights that is necessary to avoid infringement of such Third Party Patent Rights through the practice of XENCOR Know-How and XENCOR Patent Rights licensed under Section 2.1.1 for the Development, Manufacture, or Commercialization of the Licensed Asset or such Product in one or more Regions, then Licensee shall have the right to deduct from the royalty payment that would otherwise have been due with respect to such Product in such Region(s) in a [***] under Section 9.3.1 an amount equal to [***] of any amount paid to such Third Party for such license during such [***]. For the avoidance of doubt, Licensee shall not have the right under this Section 9.3.4(c) to deduct from the royalty payment for which Licensee is responsible for pursuant to Section 2.4.2.

(d)	Reduction Floor. In no circumstances will the royalties payable to XENCOR under Section 9.3.1 in any [***] be reduced to, as a result of Section 9.3.4 (a)–(c) below [***] of the royalties otherwise payable under Section 9.3.1 with respect to Net Sales of any Product in any Region. Licensee may not carry forward to subsequent [***] any deductions that it was not able to deduct as a result of the foregoing proviso.

9.4	Taxes and Withholding.

9.4.1	It is the Parties’ mutual objective and intent to minimize, to the extent feasible, taxes payable with respect to their collaborative efforts under this Agreement to cooperate and coordinate with each other to achieve such objective. For the avoidance of doubt, as between the Parties, Licensee shall be responsible for any Branded Prescription Drug Fees that may be levied under section 9008 of the Affordable Care Act with respect to any Product sold.

9.4.2	Each Party shall each bear any and all taxes levied against such Party on account of any payment received by such Party under this Agreement. In the event that the Licensee is required, under Applicable Laws, to withhold any deduction or tax from any payment due to XENCOR under this Agreement, such amount shall be deducted from the payment to be made by Licensee and paid to the proper taxing authority; provided, however, that Licensee shall take reasonable and lawful actions to avoid or minimize such withholding and promptly notify XENCOR (including by sending proof of such payment), as applicable, so that XENCOR may take lawful actions to avoid or minimize such withholding. Licensee shall promptly furnish XENCOR, as applicable, with copies of any tax certificate or other documentation evidencing such withholding as necessary to satisfy the requirements of the relevant Government Authority related to any application by XENCOR for foreign tax credit for such payment, and cooperate with XENCOR as reasonably required by XENCOR to obtain available reductions, credits or refunds of such taxes. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

9.4.3	To the extent (a) any payment under this Agreement is triggered due to activities of an Affiliate or Sublicensee of Licensee incorporated or established in the Licensed Territory, whose Applicable Laws require the withholding of taxes in relation to such payment if it were to be made from such Affiliate or Sublicensee of Licensee to XENCOR, and (b) Licensee receives a payment from its such Affiliate or Sublicensee in relation to such activity, and such payment is reduced due to withholding taxes required by Applicable Laws to be withheld on such payment, then Licensee shall have the right to deduct an amount that equals to [***] of the deducted amount for withholding taxes from the payments due to XENCOR under this Agreement. Licensee shall promptly provide to XENCOR applicable receipts evidencing payment of such withholding taxes and other documentation reasonably requested by XENCOR. Upon either Party’s request, the other Party shall provide reasonable assistance to the requesting Party for the requesting Party to recover or obtain a credit in relation to any such withholding taxes. In the event that a Party actually recovers or obtains a credit in relation to any such withholding taxes from an applicable Governmental Authority, such Party shall remit [***] of any such recovered or credited withholding taxes to the other Party.

9.5	Currency; Exchange Rate. All amounts payable and calculations hereunder shall be in U.S. dollars. Conversion of Net Sales recorded in local currencies will be converted to Dollars at the exchange rate set forth in The Wall Street Journal, Western U.S. Edition, or any successor thereto for the last Business Day of the Calendar Quarter in which the applicable payment obligation became due and payable.

9.6	Method of Payment. Payments due to XENCOR under this Agreement shall be made by wire transfer in immediately available funds to an account designated by XENCOR, unless otherwise specified in writing by XENCOR.

9.7	Record Keeping. Licensee shall keep and maintain, and shall cause its Affiliates and Sublicensees to keep and maintain, complete and accurate books and records sufficient to support and confirm the calculation of gross invoiced sales, Net Sales, exchange rates and milestone and royalty payments under Sections 9.2 and 9.3 in accordance with Accounting Standard and shall retain such books and records for a period of at least [***] after the end of the Calendar Quarter in which they are generated.

9.8	Audits. Upon [***] prior written notice from XENCOR, Licensee shall permit an independent certified public accounting firm of nationally recognized standing selected by XENCOR and reasonably acceptable to Licensee, to examine, at XENCOR’s sole expense (subject to Section 9.9), the relevant financial records of Licensee, its Affiliates or Sublicensees as may be reasonably necessary to verify the accuracy of the royalties and sales milestone payments made by Licensee in accordance with this Article 9. XENCOR shall be entitled to conduct an audit in accordance with this Section 9.8 [***], except in the case of any subsequent “for cause” audits, and such audit shall be limited to the pertinent financial records from any Calendar Year ending [***]. The notice must identify the period of time subject to inspection. Records from a period of time already subject to an inspection pursuant to this Section 9.8 may not be inspected again, except in the case of any subsequent “for cause” audits. The accounting firm shall be provided access to such records at the facility(ies) where such records are normally kept and such audit shall be conducted during normal business hours. Such accountant must have agreed in writing to maintain the confidentiality of all information learned in confidence, except as necessary to disclose any discrepancy to XENCOR. Any information provided by Licensee to the accounting firm and any disclosure of the accounting firm to XENCOR pursuant to the immediately preceding sentence shall be the Confidential Information of Licensee.

9.9	Underpayments/Overpayments. If a report of an independent public accounting firm submitted to XENCOR and Licensee in accordance with Section 9.8 shows any underpayment of royalties or milestone payments due under this Article 9, Licensee shall remit to XENCOR within [***] after receipt of such report by Licensee: (a) the amount of such underpayment and (b) if such underpayment exceeds [***] of the total amount owed to XENCOR for the Calendar Year then being audited, the reasonable fees and expenses of such independent public accounting firm performing the audit, subject to reasonable substantiation thereof. If such independent public accounting firm’s written report shows any overpayment of royalties and milestone payments due under this Article 9, XENCOR shall, at Licensee’s sole option, either pay Licensee the amount of such overpayment or provide Licensee with a credit equal to such overpayment, against the royalties payments due under this Article 9 otherwise payable to XENCOR.

9.10	Interest. Licensee shall pay interest on any amounts overdue under this Agreement at a per annum rate of [***] above the average of the prime rate as published in The Wall Street Journal, Western U.S. Edition, or any successor thereto during the [***] immediately preceding the due date of such overdue payment; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. Royalties and other payments required to be paid by Licensee pursuant to this Agreement shall, if overdue, bear interest from the day the original payment was due until the day that the payment was received by XENCOR. The payment of such interest shall not foreclose XENCOR from exercising any other rights it may have because any payment is overdue.

10.	Covenants.

10.1	Confidentiality.

10.1.1	Confidential Information. Except to the extent expressly permitted by this Agreement, and subject to the provisions of Sections 10.1.2, 10.1.3 and 12.10, during the License Term and for a period of [***] thereafter, a Party receiving any Confidential Information hereunder (the “Receiving Party”) (a) shall maintain in confidence all Confidential Information of the disclosing Party (the “Disclosing Party”) to the same extent such Receiving Party maintains its own proprietary information of similar kind and value, and, in any event, using no less than a reasonable standard of care; (b) shall not use such Confidential Information directly or indirectly for any purpose except to exercise its rights or perform its obligations hereunder; and (c) shall not publish or otherwise disclose any such Confidential Information to anyone other than the Receiving Party’s Affiliates or actual collaborators (including sublicensees or subcontractors), and its and their employees, consultants, advisors, partners, or representatives who have a need to know such information (collectively, “Recipients”) to perform the Receiving Party’s obligations or exercising its rights hereunder and who are bound by written confidentiality obligations no less stringent than those set forth in this Section 10.1. The Receiving Party shall be liable for any breach by any of its Recipients of the restrictions set forth in this Agreement.

10.1.2	Exceptions to Confidentiality. The Receiving Party’s obligations set forth in this Agreement shall not extend to any Confidential Information of the Disclosing Party:

(a)	that is or hereafter becomes part of the public domain through no wrongful act, fault or negligence on the part of a Receiving Party or its Recipients;

(b)	that is received from a Third Party without restriction and without breach of any agreement or fiduciary duty between such Third Party and the Disclosing Party;

(c)	that the Receiving Party can demonstrate by competent evidence was already in its possession without any limitation or restriction on use or disclosure prior to its receipt from the Disclosing Party; or

(d)	that the Receiving Party can demonstrate by competent evidence was independently developed by the Receiving Party without any use of or reference to Confidential Information.

10.1.3	Authorized Disclosure. Notwithstanding the provisions of Section 10.1.1, the Receiving Party and its Recipients may disclose Confidential Information belonging to the Disclosing Party to the extent that such disclosure is reasonably necessary:

(a)	to comply with applicable governmental laws, court orders, and regulations (including Applicable Law or any rule or regulation or the requirements of a national securities exchange or another similar regulatory body);

(b)	to make filings and submissions to, or correspond or communicate with, any Government Authority (including the NMPA, the CNIPA and other similar offices of a Government Authority); or

(c)	to potential or actual investment bankers, investors, lenders, or acquirers, who have a need to know such information and who are bound by written confidentiality obligations no less stringent than those set forth in this Section 10.1.

In the event that the Receiving Party or its Recipients, as applicable, deem it reasonably necessary to disclose Confidential Information belonging to the Disclosing Party pursuant to this Section 10.1.3, the Receiving Party shall, (i) to the extent possible, provide the Disclosing Party with reasonable advance notice of such disclosure and take reasonable measures to ensure confidential treatment of such information, including by allowing the Disclosing Party to review and, if permitted under Applicable Laws, regulations and court orders, make redactions to any such disclosure; and (ii) only disclose such Confidential Information to the extent of such necessity or requirements, and no such disclosure shall cause any such information to cease to be Confidential Information hereunder, except to the extent such disclosure results in a public disclosure of such information. In addition, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party to any Third Party who is performing diligence in connection with a transaction with the Receiving Party (including potential Sublicensees and licensees), provided that each such Third Party has signed a written confidentiality agreement with the Receiving Party relating to such Confidential Information no less strict than the terms of this Section 10.1.

10.1.4	Notification. The Receiving Party shall notify the Disclosing Party immediately, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party’s discovery of any loss or compromise of the Disclosing Party’s Confidential Information.

10.1.5	Destruction of Confidential Information. Upon the earlier termination of this Agreement, the Receiving Party shall (a) return or destroy, at the Disclosing Party’s discretion, all tangible embodiments of Confidential Information of the Disclosing Party, including any and all copies thereof, and those portions of any documents, memoranda, notes, studies and analyses prepared by the Receiving Party or its Recipients that contain, incorporate or are derived from such Confidential Information and provide written certification of such destruction to the Disclosing Party in a form reasonably acceptable to the Disclosing Party; and (b) immediately cease, and shall cause its Recipients to cease, using such Confidential Information, as well as any information or materials that contain, incorporate or are derived from such Confidential Information. Notwithstanding the foregoing, the Receiving Party may retain one copy of the Disclosing Party’s Confidential Information for archive and regulatory compliance purposes, subject to any applicable continuing obligations of confidentiality and non-use as provided herein. This Section 10.1.5 shall not apply with respect to any Confidential Information that is necessary for a Party to exercise its rights or obligation under any terms that survive termination of this Agreement.

10.1.6	Use of Name and Disclosure of Terms. Promptly after the Effective Date, the Parties shall issue a joint press release in the form mutually agreed by the Parties. Subject to the foregoing, each Party shall keep the existence of, the terms of and the transactions covered by this Agreement confidential and shall not disclose such information to any Third Party through a press release or otherwise, or mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other Party or its Affiliates in any manner without the prior written consent of the other Party in each instance (which shall not be unreasonably withheld). The restrictions imposed by this Section 10.1.6 shall not prohibit either Party from making any disclosure that is required by Applicable Law, or rule or regulation or the requirements of a national securities exchange or another similar regulatory body including disclosing such information in any clinical trial database maintained by or on behalf of a Party, provided that the Receiving Party shall, to the extent possible, provide the Disclosing Party with reasonable advance notice of such disclosure and take reasonable measures to ensure confidential treatment of such information, including by allowing the Disclosing Party to review and, if lawful, make redactions to any such disclosure. Notwithstanding the foregoing, the Parties acknowledge that they each may engage in financing, licensing and merger and acquisition transactions after the Execution Date and that in such event, the Parties may disclose the existence and terms of this Agreement, under terms of confidentiality no less strict than those contained in this Agreement, to parties or potential parties in such transaction.

10.1.7	Remedies. The Parties acknowledge and agree that the restrictions set forth in Section 10.1 are reasonable and necessary to protect the legitimate interests of the Parties and that neither Party would have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of Section 10.1 with respect to a Party’s Confidential Information will result in irreparable injury to such Party for which there will be no adequate remedy at law. Notwithstanding the Dispute Resolution clause in Section 16.3, in the event of a breach or threatened breach of any provision of Section 10.1 by a Party, the affected Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief applying the laws of that court, whether preliminary or permanent. Subject to Applicable Law, the breaching Party agrees to waive any requirement that the affected Party (i) post a bond or other security as a condition for obtaining any such relief; and (ii) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 10.1.7 is intended, or shall be construed, to limit the Parties’ rights to equitable relief or any other remedy for a breach of any provision of this Agreement.

10.1.8	Prior CDA. As of the Execution Date, the terms of this Section 10.1 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement, including the Mutual Confidentiality Agreement between the Parties dated March 10, 2020. Any information disclosed pursuant to any such prior agreement shall be deemed Confidential Information of the applicable Party for purposes of this Agreement, to the extent that such information was deemed to be “Confidential Information” under such prior agreement.

10.2	Compliance with Law. Each Party hereby covenants and agrees to comply with all Applicable Laws related to its activities connected with the Development, Manufacture and Commercialization of the Licensed Asset and Products. Without limiting the generality of the foregoing:

10.2.1	Patient Information. Each Party agrees to abide by all laws, rules, regulations, and orders of all Government Authorities concerning the confidentiality or protection of patient identifiable information or patients’ protected health information in the course of their performance under this Agreement.

10.2.2	Export Controls. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries which may be imposed upon or related to XENCOR or Licensee from time to time. Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from any other Party pursuant to this Agreement or any Products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining such license or approval from the appropriate Government Authority.

10.2.3	Debarment. Each Party agrees that it shall not use, in any capacity, in connection with any of its obligations to be performed under this Agreement any Person who has been debarred under the FD&C Act or the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335a et. seq. (or analogous Applicable Laws in any jurisdiction), and Licensee shall inform XENCOR in writing immediately if it or any Person who is performing activities for Licensee hereunder is debarred or is the subject of a conviction described in Section 306 of the FD&C Act (or analogous Applicable Laws in any jurisdiction), or if any action, suit, claim, investigation or legal administrative proceeding is pending or, to Licensee’s knowledge, is threatened, relating to the debarment of Licensee or any Person used in any capacity by Licensee in connection with any of Licensee’s obligations to be performed under this Agreement.

10.3	Compliance with Anti-Corruption Laws. Licensee agrees, on behalf of itself, its officers, directors and employees and on behalf of its Affiliates, and authorized agents, authorized representatives, authorized consultants, Sublicensees and subcontractors (together with Licensee, the “Licensee Representatives”) that for the performance of its obligations hereunder:

10.3.1	As soon as practicable following the Effective Date, the Licensee shall, and shall cause its Affiliates to adopt and implement rules and policies regarding anti-bribery or anti-corruption issues and a code of conduct (including a written travel and entertainment policy) each substantially in the form and substance attached hereto as Schedule 10.3.1 and consistent with global best practices (the “Anti-Corruption Policies”), with the understanding that such Anti-Corruption Policies will forbid the Licensee and each Affiliate and their respective agents and representatives from promising, authorizing or making any payment to, or otherwise contributing any item of value, directly or indirectly, to any Third Party, including any Government Official, in each case, in violation of the Anti-Corruption Laws or the Anti-Corruption Policies.

10.3.2	Licensee and other Licensee Representatives has, and shall comply with the Anti-Corruption Laws and the Anti-Corruption Policies, and shall not take any action that will, or would reasonably be expected to, cause either Party (or its Affiliates) to be in violation of any such laws, policies or code.

10.3.3	The Licensee Representatives shall not directly or indirectly pay, offer or promise to pay, or authorize the payment of any money, or give, offer or promise to give, or authorize the giving of anything else of value, to:

(a)	any Government Official in order to influence official action or inaction;

(b)	any Person (whether or not a Government Official) (1) to influence such Person to act in breach of a duty of good faith, impartiality or trust (“Acting Improperly”), (2) to reward such Person for Acting Improperly, or (3) where such Person would be Acting Improperly by receiving the money or other thing of value;

(c)	any other Person while knowing or having a reason to know that all or any portion of the money or other thing of value will be paid, offered, promised or given to, or will otherwise benefit, a Government Official in order to influence official action or inaction for or against either Party in connection with the matters that are the subject of this Agreement; or

(d)	any Person to reward that Person for Acting Improperly or to induce that Person to Act Improperly.

10.3.4	The Licensee Representatives shall not, directly or indirectly, solicit, receive or agree to accept any payment of money or anything else of value in violation of the Anti-Corruption Laws.

10.3.5	Licensee shall promptly provide XENCOR with written notice of the following events:

(a)	Upon becoming aware of any breach or violation by Licensee or any Licensee Representative of any representation, warranty or undertaking set forth in Sections 10.3.1 through 10.3.4 above; or

(b)	Upon receiving a formal notification that it is the target of a formal investigation by a Government Authority for any violation of Anti-Corruption Laws or upon receipt of information from any of the Licensee Representatives that any of them is the target of a formal investigation by a Government Authority for any violation of Anti-Corruption Laws.

10.3.6	XENCOR may disclose the terms of this Agreement or any action taken under this Section 10.3.6 to prevent a potential violation or continuing violation of applicable Anti-Corruption Laws, including the identity of Licensee and the payment terms, to any Government Authority if XENCOR determines, upon advice of counsel, that such disclosure is necessary.

10.4	[***] Agreement.

10.4.1	Licensee agrees that it shall comply with the obligations of XENCOR with respect to the XmAb5871 Program (as such term is defined in the [***] Agreement) set forth in [***].

10.4.2	Licensee hereby grants to XENCOR an irrevocable exclusive license under the Licensee Flow-Through Patent Rights only to the extent XENCOR is required to sublicense such Licensee Flow-Through Patent Rights on an exclusive basis to [***] to Develop, Manufacture, Commercialize, and otherwise use, sell, offer for sale, and import the Licensed Antibodies and/or Licensed Products (as such terms are defined in the [***] Agreement) in the Field in the Licensed Territory.

10.4.3	Licensee hereby grants to XENCOR an irrevocable non-exclusive license under the Licensee Flow-Through Patent Rights only to the extent XENCOR is required to sublicense such Licensee Flow-Through Patent Rights on a non-exclusive basis to [***] to Develop, Manufacture, Commercialize, and otherwise use, sell, offer for sale, and import the Licensed Antibodies and/or Licensed Products (as such terms are defined in the [***] Agreement) in the Field in the Licensed Territory.

10.4.4	Licensee shall promptly inform XENCOR of any Licensee Flow-Through Patent Rights that arise during the License Term.

11.	Representations and Warranties.

11.1	Representations and Warranties of Each Party. As of the Execution Date, each of Licensee and XENCOR hereby represents and warrants to the other Party hereto as follows:

(a)	it is a corporation or entity duly organized, in good standing, and validly existing under the laws of the state or other jurisdiction of its incorporation or formation, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement;

(b)	it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity;

(c)	except with respect to Regulatory Approvals for the Development, Manufacturing or Commercialization of the Products or as otherwise described in this Agreement, (i) all necessary consents, approvals and authorizations of, and (ii) all notices to, and filings by such Party with, all governmental authorities and other Persons required to be obtained or provided by such Party as of the Execution Date in connection with the execution, delivery and performance of this Agreement have been obtained and provided, except for those approvals, if any, not required at the time of execution of this Agreement;

(d)	the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action and does not require any shareholder action or approval (in addition to any obtained as of the Execution Date), and shall not violate any Applicable Law;

(e)	it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(f)	the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions does not and shall not conflict with or result in a breach of any of the terms and provisions of or constitute a default or material breach under (i) any other agreements to which it is a party; (ii) the provisions of its charter or operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or Government Authority entered against it or by which any of its property is bound; and

(g)	it has the full right, power and authority to grant all of the right, title and interest in the licenses granted to the other Party under this Agreement.

11.2	Additional Representations, Warranties and Covenants.

11.2.1	Additional Representations and Warranties of XENCOR. XENCOR hereby represents and warrants to Licensee that, as of the Execution Date:

(a)	subject to the [***] Agreement, it is the sole and exclusive owner or licensee of the XENCOR Patent Rights, free and clear of all Liens, and has sufficient legal or beneficial title and ownership of or sufficient license rights under all XENCOR Intellectual Property to (i) grant to Licensee the licenses and rights granted under this Agreement, and (ii) enable Licensee to practice under the XENCOR Intellectual Property and exploit the Licensed Asset and Products existing as of the Execution Date as permitted in this Agreement;

(b)	the XENCOR Patent Rights listed on Schedule 1.82 and Schedule 1.86 hereto constitute all of the XENCOR Patent Rights that Cover the Development, Manufacture or Commercialization of the Licensed Asset and Products existing as of the Execution Date in the Field in the Licensed Territory as contemplated by this Agreement;

(c)	the XENCOR Patent Rights listed on Schedule 1.86 hereto constitute all XENCOR Patent Rights existing as of the Execution Date that solely and specifically relate to the Licensed Asset or its corresponding Products existing as of the Execution Date, including (i) the composition of matter of the Licensed Asset or such corresponding Products, (ii) the formulation of the Licensed Asset or such corresponding Products, (iii) any use or a method of using (or a method of treatment with respect to) the Licensed Asset or such corresponding Products, or (iv) any method of Manufacturing the Licensed Asset or such corresponding Products;

(d)	Schedule 1.61 sets forth a complete and accurate list of all [***] Flow-Through Patent Rights existing as of the Execution Date;

(e)	XENCOR Intellectual Property includes all Intellectual Property Controlled by XENCOR and its Affiliates that are necessary for the Development, Manufacture or Commercialization of any Licensed Asset or Product existing as of the Execution Date in the Field in the Licensed Territory;

(f)	with respect to all XENCOR Patent Rights owned or purported to be owned by XENCOR, (i) XENCOR and its Affiliates have obtained from all employees and independent contractors who participated in the invention or authority thereof, assignment of all ownership rights of such employees or independent contractors in such XENCOR Patent Rights of all right, title and interest in and to such XENCOR Patent Rights; and (ii) all of XENCOR’s employees and independent contractors have executed agreements or have existing obligations under Applicable Law requiring assignment to XENCOR or its Affiliate, as applicable, of all right, title, and interest in and to any inventions made during the course of and as the result of this Agreement;

(g)	neither XENCOR nor any of its Affiliates is a party to any license or similar agreement under which it has granted or agreed to grant a license to any Third Party to the XENCOR Patent Rights and XENCOR Know-How that would conflict with or result in a restriction on the rights or licenses granted to Licensee under this Agreement;

(h)	none of the XENCOR Patent Rights has been adjudged invalid or unenforceable in whole or in part, other than abandoned patents, nor is there any such proceeding pending;

(i)	except as disclosed in writing to Licensee, to its Knowledge, there is no infringement or misappropriation of any XENCOR Intellectual Property by any Third Party;

(j)	it has not received any written notice of any suit, claim, action or proceeding challenging or seeking to deny its rights or any of its Affiliates’ rights in any XENCOR Intellectual Property, excluding prosecution of patent applications with the relevant administrative patent offices;

(k)	to its Knowledge, it (and any Third Party acting under its authority) (i) has complied in all material respects with all Applicable Laws and applicable governmental regulations and industrial standards (including GLP, GCP, and GMP) in connection with the Development, Manufacture, storage and disposition of the Licensed Asset or Product (including information and data provided to Regulatory Authorities), and (ii) has not used any employee, consultant or contractor who has been debarred by any Regulatory Authority, or is the subject of a debarment proceeding by any Regulatory Authority in connection therewith;

(l)	it and its Affiliates have taken commercially reasonable precautions to preserve the confidentiality of XENCOR Know-How that XENCOR intends to keep confidential, including requiring all of its employees, consultants, sublicensees or subcontractors to execute agreements contain appropriate confidentiality obligations to maintain as confidential XENCOR Know-How and Confidential Information;

(m)	neither XENCOR nor its Affiliates have entered into a government funding relationship that would result in rights to any Licensed Asset or Product existing as of the Execution Date residing in the US Government, National Institutes of Health, National Institute for Drug Abuse or other agency, and the licenses granted hereunder are not subject to overriding obligations to the US Government as set forth in Public Law 96 517 (35 U.S.C. 200 204), as amended, or any similar obligations under the Laws of Canada or any other country;

(n)	to its Knowledge, the Development, Manufacture, or Commercialization of the Licensed Asset and Products, as conducted by XENCOR, its Affiliates, or its or their sublicensees prior to the Execution Date did not infringe any Patent Right or misappropriate or otherwise violate or misappropriate any Know-How of any Person. No claim of infringement of the Patent Rights or misappropriation of the Know-How of any Person has been received by the XENCOR or its Affiliates, or to its Knowledge, threatened, against XENCOR, its Affiliates, or its or their sublicensees with respect to the Development, Manufacture or Commercialization of Licensed Asset and Products.

(o)	to its Knowledge, the Development, Manufacture or Commercialization of the Licensed Asset or Products in the Field and in the Licensed Territory as permitted under this Agreement, if Developed, Manufactured or Commercialized as of the Execution Date, would not infringe any Patent Right or misappropriate or otherwise violate any Know-How of any Person.

(p)	neither XENCOR nor its Affiliates are conducting Development of any XmAb5871 Program Antibody other than XmAb5871.

(q)	except for the Upstream Licenses, there is no agreement between XENCOR or its Affiliates with any Third Party pursuant to which XENCOR or its Affiliates has in-licensed any XENCOR Intellectual Property;

(r)	Schedule 1.77 sets forth a complete and accurate list of all Upstream Licenses in effect as of the Execution Date; XENCOR has provided Licensee with a true, complete and correct copy of each Upstream License, and each Upstream License is in full force and effect; and

(s)	no written notice of default or termination has been received or given under any Upstream License, and to its Knowledge, there is no act or omission by XENCOR that would provide a right to terminate any Upstream License.

11.2.2	Covenants of XENCOR. XENCOR hereby covenants to Licensee that, during the License Term:

(a)	subject to Licensee’s compliance with the first sentence of Section 2.4.2, XENCOR shall remain in compliance in all material respects with each Upstream License and shall not terminate, amend, waive or otherwise modify (or consent to any of the foregoing) its rights under any Upstream License in any manner that would materially adversely affect the rights or licenses granted to Licensee hereunder or increases or generates any new payment or other obligation under any Upstream License that would apply to Licensee, without Licensee’s express written consent; and

(b)	other than the payment obligation of Licensee expressly stipulated under Section 2.4.2 and Licensee’s obligation to indemnify, defend and hold harmless XENCOR Indemnified Parties pursuant to Section 15.2(a), XENCOR shall be solely responsible for any and all payments payable to the respective Upstream Licensors under each applicable Upstream License.

11.2.3	Covenants of Licensee. Licensee hereby covenants to XENCOR that, during the License Term, the Licensed Asset or Products Commercialized or Manufactured by, or under authority of, Licensee shall be: (a) packaged, labeled, handled, stored and shipped in accordance with, and shall conform to, the applicable Product specifications (as reflected in the applicable MAA or IND, as applicable); (b) packaged, labeled, handled, stored and shipped in compliance with all Applicable Law including GMPs in all material respects; and (c) Manufactured free of any material that would cause the Products to be adulterated or misbranded within the meaning of Applicable Law.

11.3	Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

11.4	No Inconsistent Agreements. Neither Party has in effect and, after the Execution Date, neither Party shall enter into, any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement or limit the ability of either Party to grant the licenses granted under this Agreement.

11.5	Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF EACH PARTY EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, INCLUDING ANY IMPLIED WARRANTIES OF NONINFRINGEMENT, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE ALL OF WHICH ARE HEREBY SPECIFICALLY EXCLUDED AND DISCLAIMED. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF ANY LICENSED ASSET OR ANY PRODUCT UNDER THIS AGREEMENT WILL BE SAFE, USEFUL, OR SUCCESSFUL.

12.	Intellectual Property.

12.1	Disclosure.

12.1.1	Licensee Intellectual Property. Licensee shall disclose to XENCOR all new Licensee Inventions and Joint Intellectual Property in accordance with Section 12.2.3.

12.1.2	XENCOR Intellectual Property. XENCOR shall disclose to Licensee all new XENCOR Inventions and Joint Intellectual Property in accordance with Section 12.2.3. To the extent any new XENCOR Patent Right has been filed or acquired, XENCOR shall promptly provide Licensee with a written amendment to Schedule 1.82 or Schedule 1.86, as applicable, describing such additional Patent Rights. Each amended Schedule 1.82 or Schedule 1.86, as applicable, shall become effective and supersede the previous Schedule 1.82 or Schedule 1.86, as applicable, on the date that Licensee receives such amendment.

12.2	Ownership.

12.2.1	Ownership of Technology. As between the Parties, (a) XENCOR shall own all interest in and to all Know-How or Patent Rights Invented, generated or conceived solely by or on behalf of XENCOR, its Affiliates, or by Xencor or its Affiliates with a Third Party in relation to this Agreement (“XENCOR Invention”); (b) Licensee shall own all interest in and to all Know-How or Patent Rights Invented, generated or conceived solely by or on behalf of Licensee or its Affiliates under this Agreement (“Licensee Invention”); and (c) the Parties shall jointly own all interest in and to all Joint Intellectual Property. Subject to the license grant to Licensee under Section 2.1.1, both Parties may practice the Joint Intellectual Property jointly owned by the Parties for all purposes on a worldwide basis and to license such Joint Intellectual Property without consent of the other Party (where consent is required by Applicable Law, such consent is deemed hereby granted) and without a duty of accounting to the other Party.

12.2.2	Employee Assignment. To the extent permissible under Applicable Laws, each Party shall cause all of its and its Affiliates’ employees and contractors to, and shall use Commercially Reasonable Efforts to procure that the employees and contractors of each of its sublicensees and subcontractors, conducting work on such Party’s behalf under this Agreement sign a contract that (a) compels prompt disclosure to such Party of all XENCOR Intellectual Property, Licensee Intellectual Property and Joint Intellectual Property (as applicable) discovered, developed, created, conceived, reduced to practice, or Invented by such employee or contractor during any performance under this Agreement free and clear of all Liens; (b) automatically assigns to such Party all right, title and interest in and to all such Intellectual Property (subject to customary exceptions for improvements to the pre-existing Intellectual Property or platform of the applicable sublicensee or subcontractor solely to the extent such improvements do not relate specifically to any Licensed Asset or Product), and requires the employee to execute all documents and take such other actions as may be necessary to effectuate such assignment; (c) obligates such Persons to similar obligations of confidentiality as those set forth in this Agreement; (d) sets out an invention and patent reward and remuneration policy that is legally sufficient under Applicable Laws; and (e) sets forth a waiver of pre-emption rights under any Applicable Law, including, but not limited to, Article 847 of the Civil Code of the People’s Republic of China to the effect that the employee shall confirm that he/she shall not have any right or claim on any XENCOR Intellectual Property, Licensee Intellectual Property or Joint Intellectual Property (as applicable) derived from his/her work, except for the reward and remuneration he/she is entitled to under the invention and patent reward and remuneration policy. Each of XENCOR and Licensee shall, and shall require each employee and contractor conducting work on its behalf under this Agreement to maintain records in sufficient detail and in a good scientific manner appropriate for patent purposes to properly reflect all work done for the greater of [***] or the time period required by Applicable Law.

12.2.3	Disclosures; Disputes Regarding Inventions. Each Party shall, before filing a new patent application (including provisionals and continuations-in-part) claiming an invention Invented under this Agreement, promptly disclose such invention to the other Party and shall provide to the other Party with a copy of the proposed patent application at least [***] before filing such application or such shorter time as may be required to preserve Patent Rights, including the avoidance of a statutory bar or prior publication. If such other Party believes that the first Party’s proposed patent application discloses such other Party’s Confidential Information, such other Party shall so notify the first Party within such [***] after receipt thereof, and such first Party shall amend its proposed application to comply with the confidentiality provisions of this Agreement. If the Parties are in agreement as to the designation of the invention as a XENCOR Invention, Joint Intellectual Property or Licensee Invention, as applicable, they can continue with the prosecution and maintenance of such Patent Rights as set forth in Section 12.3. If the Parties disagree as to whether an invention is a XENCOR Invention, Joint Intellectual Property or Licensee Invention, and are unable to reach agreement within [***] after commencing discussions, then the provisions of Section 16.3 shall apply to such dispute without limiting either Party’s right to continue with filing such application.

12.3	Filing, Prosecution and Maintenance of Patent Rights.

12.3.1	XENCOR Intellectual Property. XENCOR shall have the sole right to, and shall be responsible for, the worldwide preparation, filing, prosecution and maintenance of the XENCOR General Patent Rights [***], including by conducting reissues, reexaminations, interferences, and/or defending against post grant proceedings, such as inter partes reviews and oppositions and other challenges to the validity or enforceability of such XENCOR General Patent Rights. XENCOR shall keep Licensee generally informed of the status of XENCOR General Patent Rights pursuant to Section 12.1.2.

12.3.2	Licensee Intellectual Property, XENCOR Product Specific Patent Rights, and Joint Patent Rights. As between XENCOR and Licensee, and subject to Section 12.3.3, Licensee shall be responsible for the worldwide preparation, filing, prosecution and maintenance of any Licensee Patent Rights, XENCOR Product Specific Patent Rights, and Joint Patent Rights (collectively, “Licensee Controlled Patent Rights”) provided that, with respect to XENCOR Product Specific Patent Rights: (a) XENCOR shall continue to prosecute and maintain all XENCOR Product Specific Patent Rights in the Licensed Territory until the Effective Date at which point such prosecution and maintenance will be transferred to Licensee, [***], and (b) XENCOR shall provide, or shall instruct its patent counsel to provide, to Licensee or Licensee’s patent counsel all prosecution and maintenance files associated with the XENCOR Product Specific Patent Rights within [***] of the Effective Date. [***]. Licensee shall furnish XENCOR with copies of each material document relevant to such preparation, filing, prosecution and maintenance of all patent applications and issued patents included within the Licensee Controlled Patent Rights in the Licensed Territory at least [***] prior to filing such document or making any payment due thereunder to allow for review and comment by XENCOR and shall consider in good faith timely comments from XENCOR thereon and incorporate the same to the extent applicable; provided that any comment provided by XENCOR within [***] of XENCOR’s receipt of the applicable document shall be considered “timely” for purposes of this sentence. Licensee shall furnish XENCOR with copies of all final filings and responses made to any patent authority in the Licensed Territory with respect to the Licensee Controlled Patent Rights in a timely manner following submission thereof. XENCOR shall, and shall cause all of its Affiliates, Sublicensees and subcontractors, conducting work on XENCOR’s behalf under this Agreement to, reasonably cooperate with Licensee in relation to Licensee’s preparation, filing and prosecution of the applicable Joint Patent Rights or XENCOR Product Specific Patent Rights, including by providing such information and data, and execute such documents, as reasonably requested by Licensee for such purposes. [***]. Licensee shall notify XENCOR of any decision to cease prosecution or maintenance of any Joint Patent Rights or XENCOR Product Specific Patent Rights for which it has such responsibility to prosecute or maintain in the Licensed Territory under this Section 12.3.2. Licensee shall provide such notice at least [***] prior to any filing or payment due date, or any other due date that requires action to avoid abandonment, in connection with such Patent Rights in the Licensed Territory. In such event, XENCOR shall have the right, at its discretion and at its sole expense, to continue the prosecution or maintenance of such Patent Rights in the Licensed Territory, in the name of XENCOR and Licensee shall, and hereby does, assign to XENCOR Licensee’s entire right, title and interest in and to any such Patent Rights.

12.3.3	Conflict Resolution with Respect to Certain XENCOR Product Specific Patent Rights. If XENCOR provides a detailed written explanation, within [***] from the receipt of Licensee’s draft submission for a XENCOR Product Specific Patent Right that claims priority to XENCOR General Patent Rights, that XENCOR in good faith reasonably believes that certain prosecution statement made in such draft submission for such XENCOR Product Specific Patent Right would reasonably be expected to create prosecution estoppel with respect to any XENCOR General Patent Rights, then Parties shall discuss whether they can develop a mutually agreeable solution prior to Licensee’s submission of such statement. If the parties are unable to agree on such solution within [***] from the date that XENCOR informs Licensee of such concern, the issue will be escalated to [***], for resolution. [***] cannot reach a mutually agreeable solution, then XENCOR shall have the right to make the decision on whether and what documents should be filed after reasonably taking into account Licensee’s interest.

12.3.4	Expenses. [***]

12.4	Product Trademarks and Related Copyrights.

12.4.1	Product Trademarks. Licensee shall select a Trademark for use with respect to each Product in the Field in the Licensed Territory (each, a “Product Trademark”). Licensee shall be solely responsible, at Licensee’s sole cost and expense, for applying for, maintaining and owning the registrations for all Product Trademarks for use with respect to each Product in the Field in the Licensed Territory (including payment of all costs associated therewith), and all goodwill associated therewith will inure to the benefit of Licensee.

12.4.2	Trademark Usage. Unless otherwise agreed by the Parties, all packaging materials, labels and promotional materials relating to Products in the Field in the Licensed Territory shall display the Product Trademark. Notwithstanding anything to the contrary herein, Licensee shall not use any XENCOR trademark, names, logos or housemark in connection with any promotional materials or the Products without XENCOR’s written consent. Without limiting the foregoing, Licensee will take no action that will interfere with or diminish XENCOR’s rights in its respective trademarks, names and logos, and if XENCOR reasonably believes that the use of any trademarks, names and logos by Licensee hereunder is interfering with or diminishing its rights, XENCOR shall notify Licensee thereof in writing and Licensee shall promptly cease use of such trademarks, names or logos in such manner.

12.5	Enforcement of Intellectual Property.

12.5.1	Notice. Each Party shall promptly notify the other Party in the event of any actual, potential or suspected infringement or misappropriation of a Product Trademark, XENCOR Product Specific Patent Rights, Licensee Patent Rights or Joint Patent Rights in the Licensed Territory by a Third Party (an “Infringement”).

12.5.2	Enforcement of XENCOR Product Specific Patent Rights, Licensee Patent Rights, and Joint Patent Rights.

(a)	As between XENCOR and Licensee, [***].

(b)	Any recoveries resulting from an Infringement Remedy shall be allocated first to the costs and expenses of the Party taking such action, and second, to the costs and expenses (if any) of the other Party, with any remaining amounts (if any) to be allocated as follows: [***].

Unless the prior written consent of the non-enforcing Party is obtained pursuant to Section 12.5.2(a), the enforcing Party shall incur no liability to the non-enforcing Party as a consequence of any Infringement Remedy initiated or pursued pursuant to this Section 12.5.2, or any unfavorable decision resulting therefrom, including any decision holding any XENCOR Product Specific Patent Right, Licensee Patent Right, or Joint Patent Right invalid or unenforceable.

12.5.3	Enforcement of XENCOR General Patent Rights. For clarity, without limiting Section 12.5.2, as between XENCOR and Licensee, XENCOR will have the sole right (but not the obligation) to take any appropriate steps to enforce any XENCOR General Patent Rights against infringement by a Third Party. XENCOR may take steps including the initiation, prosecution and control of any suit, proceeding or other legal action by counsel of its own choice [***], as applicable. XENCOR shall keep Licensee reasonably informed of the status of such suit.

12.6	Third Party Claims.

12.6.1	Third Party Claims - Course of Action. If the Development, Commercialization or Manufacture of the Licensed Asset or a Product under this Agreement is alleged by a Third Party to infringe a Third Party’s Patent Right(s) or misappropriate a Third Party’s trade secret, the Party becoming aware of such allegation shall promptly notify the other Party thereof, in writing, reasonably detailing the claim, and shall attempt to negotiate in good faith a resolution with respect thereto. If the Parties cannot settle such claim with such Third Parties within [***] after the receipt of the notice pursuant to this Section 12.6.1, then the following shall apply.

12.6.2	Third Party Suit. If a Third Party sues Licensee alleging that the Development, Manufacture or Commercialization of any Licensed Asset or any Product in the Field in the Licensed Territory by Licensee or its Sublicensees infringes or misappropriates said Third Party’s Intellectual Property, then, as between the Parties, [***].

12.7	Third Party Patent Challenge.

12.7.1	XENCOR General Patent Rights. XENCOR shall have the sole right (but not the obligation) to control the defense of (a) any challenge to the validity, scope, or enforceability of, or (b) a post-grant review proceeding by a Third Party against any XENCOR General Patent Rights, and to compromise, litigate, settle, or otherwise dispose of any such challenge.

12.7.2	XENCOR Product Specific Patent Rights, Licensee Patent Rights, and Joint Patent Rights. Each Party will promptly notify the other Party in writing of its becoming aware of initiation by a Third Party of a challenge to the validity, scope, or enforceability of or a post-grant review proceeding against any Licensee Controlled Patent Right in the Licensed Territory (each, a “Third Party Patent Challenge”). [***].

12.7.3	The Party defending the Third Party Patent Challenge will keep the other Party timely informed of the proceedings and filings, and provide the other Party with copies of all material communications, pertaining to each Third Party Patent Challenge. The Party defending the Third Party Patent Challenge will not settle, stipulate to any facts, or make any admission with respect to any Third Party Patent Challenge without the other Party’s prior written consent (not to be unreasonably withheld) if such settlement, stipulation, or admission would (i) adversely affect the validity, enforceability or scope, or admit infringement, of any Joint Patent Rights or Patent Rights of the other Party; (ii) give rise to liability of the other Party or its Affiliates; (iii) grant to a Third Party a license or covenant not to sue under, or with respect to, Joint Patent Rights or Patent Rights of the other Party; or (iv) otherwise impair the other Party’s or any of its Affiliates’ rights in any Joint Patent Rights, Patent Rights of such other Party, or such other Party’s rights under this Agreement. Upon the defending Party’s request, the other Party will reasonably cooperate with the defending Party, to the extent necessary to defend the Third Party Patent Challenge. The enforcing Party shall bear all costs and expenses incurred by itself during the course of defending any Third Party Patent Challenge.

12.8	Patent Term Extensions. As between XENCOR and Licensee, (a) XENCOR shall have the exclusive right, but not the obligation, to seek, in Licensee’s name if so required, Patent Term Extensions (including any supplemental protection certificates and the like available under Applicable Law) in any country in relation to all XENCOR General Patent Rights; and (b) Licensee shall have the sole right, but not the obligation, to seek Patent Term Extensions (including any supplemental protection certificates and the like available under Applicable Law) in any country in relation to Licensee Controlled Patent Rights. Licensee and XENCOR shall cooperate in connection with all such activities relating to the Licensee Controlled Patent Rights, and if more than one of such Patent Rights is eligible for Patent Term Extension, the Parties shall discuss in good faith a strategy that shall maximize commercial value, and protection afforded under Patent Rights, for each Product. Licensee, its agents and attorneys will give due consideration to all suggestions and comments of XENCOR regarding any such activities, but in the event of a disagreement between the Parties with respect to which Licensee Controlled Patent Rights to extend, Licensee will have the final decision making authority.

12.9	Patent Marking. Licensee agrees to mark, and to cause its Affiliates and Sublicensees to mark, all Products (or their containers or labels) in accordance with, and to the extent required by, Applicable Laws in the Licensed Territory.

12.10	Publication Strategy. If either Party, or any of their respective Affiliates or sublicensees (each, a “Proposing Party”), proposes the publication, presentation or distribution of any scientific paper or presentation (i) with respect to any Product, or (ii) which otherwise may reasonably contain Know-How or other Intellectual Property of the other Party, then the Licensee (if the Proposing Party is XENCOR or its Affiliate or sublicensee) or XENCOR (if the Proposing Party is Licensee or its Affiliate or Sublicensee) shall be afforded the opportunity to review and approve such scientific paper or presentation and shall have no less than [***] to complete such review and approval (or such shorter period as may reasonably be required by applicable publication deadlines promptly communicated to the reviewing Party). The Proposing Party shall (a) not unreasonably reject comments furnished by the reviewing Party; (b) comply with the reviewing Party’s request to delete references to its Confidential Information in any such publication or presentation; and (c) delay publication for such reasonable period requested by the reviewing Party to permit the filing of patent applications concerning any XENCOR Intellectual Property, Licensee Intellectual Property or Joint Intellectual Property disclosed in material proposed for such publication or presentation. For the avoidance of doubt, in no event will Confidential Information of a Party be published without the written consent of such Party.

12.11	Privileged Communications. In furtherance of this Agreement, it is expected that the Parties shall, from time to time, disclose to one another privileged communications with counsel, including patent prosecution matters, opinions, memoranda, letters and other written, electronic and verbal communications. Such disclosures are made with the understanding that they shall remain confidential, they will not be deemed to waive any applicable attorney-client privilege and that they are made in connection with the shared community of legal interests existing between the Parties, including the community of legal interests in avoiding infringement of any valid, enforceable patents of Third Parties and maintaining the validity of the XENCOR Patent Rights, the Licensee Patent Rights and the Joint Patent Rights.

12.12	Registration and Submission of Agreement. Subject to the provisions herein and notwithstanding any provision to the contrary in Section 10.1.3, to the extent legally permissible, Licensee hereby agrees and covenants that Licensee shall not disclose, and will direct its Affiliates and representatives to not disclose, to any Government Authority in the Licensed Territory, including the Ministry of Science and Technology, the Ministry of Commerce (“MOFCOM”), or the China National Intellectual Property Administration (“CNIPA”) (or any agency or bureau thereof), (a) this Agreement or any portion of this Agreement or (b) any of the terms, conditions or other facts contained in this Agreement, in each instance without the prior written approval of XENCOR (such approval not to be unreasonably withheld). In the event that Licensee or Sublicensee is required, upon advice of counsel, to disclose this Agreement (or any portion of this Agreement) to MOFCOM or CNIPA under the Measures on the Administration of the Registration of Technology Import and Export Contracts adopted on February 1, 2009 by MOFCOM (or any other Applicable Law that requires disclosure to or recordation with a Government Authority in the Licensed Territory), Licensee shall, and shall cause its Sublicensees to, provide prior written notice to XENCOR of such disclosure requirement and cooperate in good faith to prepare and execute an abbreviated license agreement in form and substance reasonably acceptable to XENCOR, solely for purposes of such disclosure, with the understanding that the terms and conditions of this Agreement shall control in the event of any dispute regarding the interpretation, applicability or enforcement of the abbreviated license agreement, and submit such abbreviated license agreement.

12.13	Patent Challenge. Unless prohibited by Applicable Law, upon [***] prior written notice to Licensee, XENCOR may terminate this Agreement if Licensee or any of its Affiliates or Sublicensees, directly or indirectly, challenges the validity, patentability, enforceability of, files an invalidation action, reissue, reexamination, inter partes reexamination, post-grant review or opposition proceeding, or revocation proceeding or any similar action, or opposes any extension of, or the grant of a supplementary protection certificate with respect to any XENCOR Patent Rights (collectively, “Patent Challenge”), and such act shall be deemed a material breach by Licensee for purposes of Section 14.2.1. Notwithstanding the foregoing, XENCOR shall not have the right to terminate this Agreement in accordance with this Section 12.13 if (a) Licensee or its Affiliate or Sublicensee is required by legal process to be joined as a party in any Patent Challenge by a Third Party; (b) the Patent Challenge was brought by Licensee or its Affiliates or Sublicensees in response to any claim or action brought in the first instance by, or on behalf of, XENCOR against Licensee or its Affiliates or Sublicensees; or (c) any Patent Challenge that is commenced by a Sublicensee of Licensee, provided that Licensee demands that such Sublicensee withdraw such Patent Challenge promptly after Licensee becomes aware of such Patent Challenge and terminates the sublicense agreement with the applicable Sublicensee if such Sublicensee does not withdraw such Patent Challenge within [***] after receipt of notice from Licensee.

12.14	Terminal Disclaimer Filing. The Parties understand and agree that the value of the patent term lost by the filing of a terminal disclaimer in the U.S. shall be determined on or after the date that is three (3) years prior to the date of expiry of the relevant Patent. Prior to filing any terminal disclaimer in a Xencor Product Specific Patent Right with the United States Patent and Trademark Office over a Xencor Patent Right, Licensee will obtain written permission to do so from XENCOR. Conversely, prior to filing any terminal disclaimer in a Xencor Patent Right with the United States Patent and Trademark Office over a Xencor Product Specific Patent Right, XENCOR will obtain written permission to do so from Licensee. If such permission is not given and one Party files such terminal disclaimer, then the other Party shall have the right to require the Parties to submit the matter to dispute resolution in accordance with Section 16.3 at the beginning of the disclaimed term to determine the damages suffered by the other Party with a right to such remedy, if any, as a result of such loss of patent term and the appropriate compensation due in connection with such damages.

13.	Government Approvals.

13.1	XENCOR’s and Licensee’s Obligations. Each of XENCOR and Licensee shall use its good faith efforts to eliminate any concern on the part of any court or Government Authority regarding the legality of the proposed transaction, including, if required by federal or state antitrust authorities, promptly taking all steps to secure government antitrust clearance, including cooperating in good faith with any government investigation including the prompt production of documents and information demanded by a second request for documents and of witnesses if requested.

13.2	Additional Approvals. Licensee and XENCOR shall cooperate and shall use Commercially Reasonable Efforts to make all other registrations, filings and applications, to give all notices, to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications authorizations, permits and waivers, if any, and to do all other things necessary or desirable for the consummation of the transactions as contemplated hereby.

14.	Term and Termination.

14.1	License Term and Effectiveness.

14.1.1	License Term. This Agreement shall be effective as provided in Section 14.1.2, and shall continue until the expiration of all Royalty Terms for all Products relating to the Licensed Asset in all Regions in the Licensed Territory, or unless terminated earlier pursuant to this Article 14 (the “License Term”). On a Product-by-Product and Region-by-Region basis, upon the natural expiration (i.e., not pursuant to any termination) of the Royalty Term for such Product in such Region, the licenses granted to Licensee under this Agreement with respect to such Product in such Region shall become fully paid-up, perpetual, irrevocable, non-exclusive, and fully sublicenseable in multiple tiers. For clarify, any Product manufactured in a Region where the Royalty Term has expired but sold in a Region where the Royalty Term still persists will still be subject to royalty payment in such latter Region for the remainder of the Royalty Term in such latter Region.

14.1.2	Effectiveness. This Agreement shall be automatically deemed effective on the date when the following conditions are satisfied or waived in writing by XENCOR (such date, the “Effective Date”), with the exception that Article 1, Section 10.1, Article 13, Section 12.3.3, Section 12.3.4, this Section 14.1.2 and Section 14.1.3 will be effective as of the Execution Date:

(a)	The consummation (the “Subsequent Financing Closing”) by Licensee of an equity financing transaction consummated following the Execution Date pursuant to which Licensee has raised equity financing from one or more investors (the “Investors”) equaling an aggregate gross amount of [***] or more (the “Subsequent Financing”); and

(b)	The issuance by Licensee to XENCOR of such number of fully paid and non-assessable shares of the same class and series of equity securities issued or issuable to the Investors in connection with the Subsequent Financing (the “Subsequent Financing Securities”) that, immediately following the Subsequent Financing Closing, XENCOR shall own (together with Licensee equity interests that Xencor acquired prior to the Execution Date) fifteen percent (15%) of the Fully Diluted Capitalization (as defined below) of Licensee (calculated on an as-converted basis) (the “Equity Consideration”). For purposes hereof, “Fully Diluted Capitalization” means all shares of common stock of Licensee that are (i) issued and outstanding, (ii) issuable upon the exercise and/or conversion of any outstanding options, warrants or other derivative securities and shares reserved for issuance and available for grant or to be reserved for issuance and available for grant at or prior to the final closing of the Subsequent Financing under any equity incentive plan or similar plan of Licensee, and (iii) assuming the issuance of all Subsequent Financing Securities to the Investors in connection with the Subsequent Financing.

14.1.3	Record of Effectiveness. To record the occurrence of the Effective Date, upon satisfaction or waiver of the conditions above, the Parties shall date (with the Effective Date) and execute the “Conditions for Effectiveness” form as set forth in Schedule 14.1.3 and amend this Agreement in writing to amend the current Schedule 14.1.3 with a dated and executed version of Schedule 14.1.3.

14.1.4	True-Up at Final Closing of the Subsequent Financing. Without limiting the foregoing, Licensee covenants and agrees that if, at the final closing of the Subsequent Financing (the “Final Subsequent Closing”) the number of shares of Subsequent Financing Securities that were issued to XENCOR at the Effective Date were not sufficient to provide XENCOR fifteen percent (15%) of the Fully Diluted Capitalization of Licensee as of the Final Subsequent Closing, then at the Final Subsequent Closing, Licensee shall issue to XENCOR additional shares of Subsequent Financing Securities (the “True-Up Shares”) such that the sum of the number of Subsequent Financing Securities issued at the Effective Date plus the True-Up Shares shall be sufficient to provide XENCOR fifteen percent (15%) of the Fully Diluted Capitalization of Licensee as of the Final Subsequent Closing.

14.2	General Termination Rights.

14.2.1	Termination for Material Breach. This Agreement may be terminated effective immediately by either Party at any time during the License Term if the other Party (or any employee of such other Party) materially breaches this Agreement and such other Party fails to cure, if curable, such material breach to the satisfaction of the non-breaching Party within [***] in the event of non-payment) after receiving written notice of such material breach from the non-breaching Party, which notice shall specify the nature of the breach and demand its cure, if curable. In the event that such material breach is curable but the breaching Party demonstrates that it cannot be reasonably cured within [***] despite Licensee’s diligent efforts to cure within the such period, Licensee shall be allowed an additional [***] to cure such material breach. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 14.2.1 and such alleged breaching Party provides the other Party notice of such Dispute within such [***] in the event of non-payment) period, then the such cure period set forth in this Section 14.2.1 will be tolled during the pendency of the dispute resolution process set forth in Section 16.3 and the non-breaching Party will not have the right to terminate this Agreement under this Section 14.2.1 unless and until such dispute resolution process has been completed and it has been determined that the alleged breaching Party has materially breached this Agreement and such Party has failed to cure such breach as of the date of such determination. Notwithstanding the foregoing, in the event that Licensee as the breaching Party has materially breached or defaulted in the performance of any of its payment obligations under this Agreement a [***], then XENCOR shall have the right to terminate this Agreement immediately by providing written notice Licensee, without Licensee having opportunity to cure such breach or default.

14.2.2	Termination for Bankruptcy. This Agreement may be terminated by written notice by either Party at any time during the License Term if (a) the other Party files in any court or agency, pursuant to any statute or regulation of any state or country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets, or (b) such other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within [***] after the filing thereof, (c) such other Party becomes a party to any dissolution or liquidation, or (d) such other Party makes an assignment for the benefit of its creditors.

14.2.3	Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Licensee and XENCOR are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party hereto that is not a Party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under clause (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

14.3	Termination by Licensee. Licensee shall have the right to terminate this Agreement in its entirety (a) prior to [***] of any such Product, at any time upon [***] advance written notice to XENCOR, and (b) after [***] of any such Product, at any time upon [***] advance written notice to XENCOR.

14.4	Termination by XENCOR. XENCOR shall have the right to terminate this Agreement in its entirety if the Effective Date has not occurred on or prior to the first (1st) anniversary of the Execution Date. XENCOR may also terminate this Agreement in its entirety pursuant to the provisions of Section 12.13.

14.5	Effects of Termination. If this Agreement is terminated by either Party, then the provisions of this Section 14.5 shall apply upon the effective date of such termination:

14.5.1	Termination of Certain Licenses. All licenses granted by XENCOR to Licensee in accordance with Section 2.1.1 shall automatically terminate upon termination of this Agreement for any reason, and Licensee shall cease Developing, Manufacturing, and Commercializing the Licensed Asset and Products in and for all countries, except for termination by Licensee pursuant to Section 14.2.2, in which case Licensee may retain and fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction.

14.5.2	Transfer of Regulatory Approvals.

(a)	Transfer. Subject to Section 14.5.2(b), Licensee shall and hereby does, and shall cause its Sublicensees to (i) assign to XENCOR or, at the direction of XENCOR, its Affiliate or designee (such Affiliate or designee, the “XENCOR Transferee”), all rights, title and interests in and to all Regulatory Submissions or Regulatory Approvals specifically related to the Licensed Asset or the Products in the Field in the Licensed Territory, unless such assignment is prohibited by Applicable Laws or XENCOR requests that Licensee or Sublicensee continue to hold any such Regulatory Submission or Regulatory Approval for a reasonable transition period following the effective date of termination; and (ii) if requested by XENCOR, assist XENCOR or the XENCOR Transferee in submitting any such Regulatory Submission or applying for any such Regulatory Approval that cannot be transferred. Licensee agrees and covenants that it shall, and shall cause its Sublicensees to, promptly take any and all actions necessary to effectuate the prompt assignment of such Regulatory Submissions and Regulatory Approvals, or to enable XENCOR or the XENCOR Transferee to obtain new Regulatory Submissions or Regulatory Approvals, including executing and delivering all documents or instruments, and providing all copies of documents or information, that may be necessary, required or which XENCOR or the XENCOR Transferee may request. Upon termination of this Agreement for any reason other than by Licensee pursuant to Section 14.2.1 or Section 14.2.2, Licensee shall conduct all acts and fulfill all obligations set forth in this Section 14.5.2(a) at Licensee’s sole cost, except for the cost relating to Licensee’s holding, submitting or applying any Regulatory Submission or Regulatory Approval that cannot be assigned or transferred or at XENCOR’s request, with such actions being at XENCOR’s cost. Notwithstanding anything to the contrary contained in this Agreement, upon termination of this Agreement by Licensee pursuant to Section 14.2.1 or Section 14.2.2, Licensee shall conduct all acts and fulfill all obligations set forth in Section 14.5.2 through Section 14.5.9 at XENCOR’s cost.

(b)	Regulatory Transition Period. In the event that Licensee or its Sublicensees cannot assign to XENCOR or the XENCOR Transferee any Regulatory Submissions or Regulatory Approvals related to the Licensed Asset or the Products in the Field in the Licensed Territory pursuant to Applicable Laws, or XENCOR reasonably requests that Licensee or its Sublicensee continue to hold any such Regulatory Submissions or Regulatory Approvals, then, during any period after the effective date of termination in which Licensee or a Sublicensee holds any Regulatory Submissions or Regulatory Approvals related to the Licensed Asset or Products in the Field in the Licensed Territory (the “Non-Transferred Regulatory Approvals”), Licensee shall take all lawful actions reasonably requested by XENCOR with respect to the Non-Transferred Regulatory Approvals and continue to perform its regulatory obligations under the Development Plan then in effect unless Licensee in good faith believes that such action may reasonably be likely to have a material detrimental effect on the health of study subjects. XENCOR shall reimburse Licensee for all costs incurred in connection with such actions.

14.5.3	Transition Assistance. Until the effective date of termination, Licensee shall continue to perform its obligations under the Development Plan then in effect and pay all costs allocated for it to pay in accordance with this Agreement, except with respect to activities that XENCOR elects to discontinue. Licensee shall reasonably cooperate with XENCOR to assure a smooth transition of any clinical trials or other Development activities related to the Licensed Asset or the Products in progress on the effective date of termination that XENCOR determines to continue in its sole discretion; provided that if Licensee continues performance of any Development, (a) Licensee shall provide Development related data to XENCOR, and (b) XENCOR shall assume full financial responsibility from and after the effective date of such termination. In the event that XENCOR informs Licensee that it does not intend to continue specific Development activities in progress on the date of notice of termination, costs incurred in closing out such activities shall be borne by Licensee.

14.5.4	Assignment of Third Party Agreements. At XENCOR’s sole discretion and direction, Licensee shall assign all of Licensee’s right, title and interest in and to any agreements (or portions thereof) between Licensee and Third Parties that solely relate to the Development, Commercialization or Manufacture of the Licensed Asset or the Products, where such assignment is permitted without charge to Licensee or its Affiliates and where XENCOR shall assume all future payments due under any agreement assigned pursuant to this subsection.

14.5.5	Transfer of Commercialization Documentation. At XENCOR’s sole discretion and direction, Licensee shall, and shall cause its Sublicensees to transfer to XENCOR or the XENCOR Transferee a copy of all materials being developed, used, or which Licensee intends to or may use in relation to Commercialization of the Licensed Asset or the Products in the Licensed Territory including all customer lists, promotional or marketing materials, written sales and advertising materials, marketing and commercialization data, detail aids, brochures, hand-outs, reprints, booth panels and any other promotional support items, and medical education materials, which may include educational aids, visit aids, brochures, hand-outs, reprints, booth panels, scientific and research articles, and any other medical education support items; provided that Licensee may redact the foregoing Commercialization documentation for any confidential or proprietary information of Licensee, its Affiliates or Sublicensees that is not related to the Commercialization of the Licensed Asset or the Products.

14.5.6	Transfer of Product Trademark. At XENCOR’s sole discretion and direction, Licensee shall transfer and assign all rights and interests in any Product Trademark in relation to the Licensed Asset or the Products, other than a Product Trademark XENCOR already owns.

14.5.7	Return or Destruction of Confidential Information. Each Party shall return or destroy, at the other Party’s reasonable discretion, the other Party’s Confidential Information in accordance with Section 10.1.5.

14.5.8	Return or Destruction of XENCOR Materials. Licensee shall promptly return to XENCOR or destroy, at XENCOR’s reasonable election, all Materials received from XENCOR in its possession or Control.

14.5.9	Disclosure and Delivery. Upon the termination of this Agreement and upon XENCOR providing Licensee with a written notice that XENCOR elects to (x) continue the Development and Commercialization of the Licensed Asset or the Products in the Field in the Licensed Territory and (y) take a license under and with respect to Licensee Patent Rights and Licensee Know-How in connection with the Development, Manufacture or Commercialization of the Licensed Asset or the Products, Licensee will promptly transfer to XENCOR copies of any physical embodiment of any Licensee Know-How relating to the Licensed Asset or the Products, to the extent used by Licensee or its Affiliates in connection with the Development, Manufacture or Commercialization of the Licensed Asset or the Products. The foregoing transfer shall be effected by the delivery of material documents, to the extent such Licensee Know-How is embodied in such documents, and to the extent that such Licensee Know-How is not fully embodied in such documents, Licensee shall, upon the reasonable request of XENCOR, make its employees and agents who have knowledge of such Licensee Know-How in addition to that embodied in documents available to XENCOR for interviews, demonstrations and training to effect such transfer in a manner sufficient to enable XENCOR to practice such Licensee Know-How, either at Licensee’s facilities or through teleconferences.

14.5.10	Terminated Asset Materials and Transition Supply.

(a)	At XENCOR’s request, Licensee shall make available to XENCOR, [***] XENCOR ([***]), all of the Terminated Asset Material (defined below) held by Licensee in the Licensed Territory. XENCOR shall notify Licensee within [***] after the effective date of termination whether XENCOR wishes to take Control of such Terminated Asset Material. In the event XENCOR does not take Control of such Terminated Asset Material, then Licensee shall be permitted to sell any inventory within such Terminated Asset Material, provided that such sales occur within [***] after the effective date of termination and, provided further that Licensee shall remain obligated to pay royalties and report to XENCOR with respect to Net Sales of such inventory in accordance with Article 9. “Terminated Asset Material” means any Material, other than XENCOR Material (which, for clarity, is addressed in Section 14.5.8), that is in Licensee’s possession or Control on the effective date of the termination of this Agreement (including finished, unfinished, or partially finished goods) and is related to the Licensed Asset or the Products.

(b)	If Licensee is, on the effective date of the termination of this Agreement, party to any Third Party agreements with respect to the Manufacturing of the Licensed Asset or the Products, then it shall provide XENCOR notice and (to the extent permitted to do so) copies thereof. Licensee shall assign to XENCOR any such contracts requested by XENCOR only to the extent relating to the Licensed Asset or the Products and only to the extent it has the right under such contract(s) to do so (and shall use commercially reasonable efforts to obtain any required consents, which efforts shall not require making any payments or incurring any liabilities unless XENCOR agrees to reimburse Licensee therefor (and Licensee shall inform XENCOR of any such required payment or liability)). Licensee shall, at XENCOR’s expense, (i) provide any cooperation reasonably requested by XENCOR to facilitate uninterrupted supply of the Licensed Asset or the Products (including up to [***] Licensee’s employees’ time at a reasonable hourly rate to be agreed upon by the Parties), and (ii) if requested by XENCOR, provide for the Manufacturing of the Licensed Asset or the Products for XENCOR, at a cost of [***] of Licensee’s cost therefore, from the effective date of such termination until the sooner to occur of such time as XENCOR is able, using commercially reasonable efforts to do so, to secure an acceptable alternative Manufacturing source from which sufficient quantities of the Licensed Asset or the Products may be procured and legally sold in the Licensed Territory or [***] from the effective date of the termination of this Agreement.

14.5.11	License Grant by and Payment to Licensee. If (x) the license to Licensee under Section 2.1.1 terminates, and (y) XENCOR elects, pursuant to Section 14.5.9, to continue the Development and Commercialization of the Licensed Asset or the Products in the Field in the Licensed Territory, and (z) XENCOR elects (which election shall be in its sole discretion) to receive a license under and with respect to Licensee Patent Rights and Licensee Know-How in connection with the Development, Manufacture or Commercialization of the Licensed Asset or the Products, then, effective upon the effective date of such termination, (a) Licensee hereby grants to XENCOR (i) an exclusive license under and with respect to the Licensee Patent Rights, and (ii) a non-exclusive license under and with respect to Licensee Know-How, in each case (i) and (ii), to the extent used by Licensee or its Affiliates (or their Sublicensees) in connection with the Development, Manufacture or Commercialization of the Licensed Asset or the Products, where such license is an irrevocable, perpetual, royalty-bearing license, with the right to sublicense (through multiple tiers), solely to Develop, Manufacture, and Commercialize the Licensed Asset or the Products; and (b) XENCOR shall pay to Licensee (1) in the case XENCOR or its Affiliate Commercializes such Products, [***] of XENCOR’s (or its Affiliate’s) Net Sales of such Products (applied mutatis mutandis with payment terms hereunder applicable to royalty payments from Licensee to XENCOR, including any applicable royalty reductions), on a Region-by-Region basis, or (2) in the case XENCOR sublicenses the rights granted to XENCOR under the foregoing clause (a), [***] of all payments (including upfront payments, milestone payments, or royalties) XENCOR actually receives from Third Party sublicensees in consideration for the sublicense of the rights granted under the foregoing clause (a). XENCOR’s obligation to make such payments to Licensee shall continue on a Region-by-Region basis until the expiration of the last Valid Claim of a Licensee Patent Right that Covers the Development, Manufacture or Commercialization of the applicable Products in the Region in the Licensed Territory where such Product is sold. XENCOR shall make such payments on a quarterly basis and the definition of “Net Sales,” Section 9.3.3, Section 9.4 to Section 9.10 shall apply mutatis mutandis to XENCOR with respect to such royalty payments. For clarity, if XENCOR elects, pursuant to Section 14.5.9, to continue the Development and Commercialization of the Licensed Asset or the Products in the Field in the Licensed Territory, but does not elect to receive a license under or with respect to Licensee Patent Rights and Licensee Know-How in connection with the Development, Manufacture or Commercialization of the Licensed Asset or the Products, then no such license shall be granted and XENCOR shall have no payment obligations to Licensee in respect of the Development, Manufacture or Commercialization of the Licensed Asset or the Products in the Region in the Licensed Territory as contemplated in this Section 14.5.11.

14.5.12	Survival of Certain Obligations. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing before or at the time of such expiration or termination. The provisions of this Agreement that must, by their nature, survive expiration or termination of this Agreement to give effect to their intent, shall so survive, including Article 1, Section 2.6, Sections 9.2 through 9.10 (only with respect to payments accrued before expiration or termination of this Agreement), Section 10.1, Section 10.4.2, Section 10.4.3, Section 11.5, Section 12.2, Section 14.2.3 (if the Agreement is terminated pursuant to Section 14.2.2), Section 14.5, Article 15 (other than Section 15.4), and Article 16. Any expiration or early termination of this Agreement shall be without prejudice to the rights or remedies either Party may have at law or in equity against the other accrued or accruing under this Agreement before termination.

15.	Indemnification and Insurance.

15.1	Indemnification by XENCOR. XENCOR shall indemnify, defend and hold harmless Licensee, its Affiliates and its Sublicensees, and each of its and their respective employees, officers, directors, agents and assigns (each, a “Licensee Indemnified Party”) from and against any and all losses, damages, liabilities, settlements, penalties, fines and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Liability”) that the Licensee Indemnified Party may be required to pay to one or more Third Parties as a result of Third Party claims resulting from or arising out of:

(a)	any XENCOR representation or warranty set forth herein being untrue in any material respect when made or any material breach by XENCOR of any of its covenants or obligations hereunder;

(b)	the gross negligence or willful misconduct by or of XENCOR or its Affiliates or (sub)licensees, or any of its or their respective employees, officers, directors, and agents under this Agreement; or

(c)	the Development or Manufacture of the Licensed Asset or Products by XENCOR or its Affiliates or sublicensees (including, for clarity, any product liability resulting therefrom).

except in each case, to the extent such Liability is subject to indemnification by Licensee pursuant to Section 15.2.

15.2	Indemnification by Licensee. Licensee shall indemnify, defend and hold harmless XENCOR and its Affiliates, and each of its and their respective employees, officers, directors, agents and assigns (each, a “XENCOR Indemnified Party”) from and against any and all Liabilities that the XENCOR Indemnified Party may be required to pay to one or more Third Parties as a result of Third Party claims resulting from or arising out of:

(a)	any Licensee representation or warranty set forth herein being untrue in any material respect when made or a material breach by Licensee of any of its covenants or obligations hereunder;

(b)	the gross negligence or willful misconduct by or of Licensee, its Affiliates or its Sublicensees, or any of its or their respective employees, officers, directors, and agents under this Agreement; or

(c)	the Development, Manufacture or Commercialization of the Licensed Asset or Products by Licensee or its Affiliates or Sublicensees in the Field in the Licensed Territory (including, for clarity, any product liability resulting therefrom).

except in each case, to the extent such Liability is subject to indemnification by XENCOR pursuant to Section 15.1.

15.3	Procedure. Each Party shall notify the other in the event it becomes aware of a claim for which indemnification may be sought hereunder or for which Liability is shared pursuant to this Article 15. In case any proceeding (including any governmental investigation) shall be instituted involving either Party in respect of which indemnity may be sought pursuant to this Article 15, such Party (the “Indemnified Party”) shall promptly notify the Party obligated to indemnify such Party pursuant to Section 15.1 or Section 15.2 (the “Indemnifying Party”) in writing and the Indemnifying Party and Indemnified Party shall meet to discuss how to respond to any claims that are the subject matter of such proceeding, provided that any delay in providing such notification shall only limit the Indemnifying Party’s obligation to the extent of the actual prejudice caused to the Indemnifying Party by such delay. The Indemnifying Party, upon request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and shall pay the fees and expenses of such counsel related to such proceeding. If the Indemnifying Party assumes the defense of the Liability, it shall keep the Indemnified Party advised of the status of such Liability and the defense thereof and shall consider recommendations made by the Indemnified Party with respect thereto. In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (a) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (b) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to actual or potential differing interests between them. All such fees and expenses incurred pursuant to Section 15.1 or Section 15.2 shall be reimbursed as they are incurred. The Indemnifying Party shall not be liable for any settlement of any proceeding unless effected with its written consent, which shall not be unreasonably withheld. The Indemnifying Party shall not, without the written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which the Indemnified Party is, or arising out of the same set of facts could have been, a party and indemnity could have been sought hereunder by the Indemnified Party, unless such settlement includes an unconditional release of the Indemnified Party from all liability on claims to which the indemnity relates that are the subject matter of such proceeding. If the Parties cannot agree as to the application of Section 15.1 and Section 15.2 to any particular claim, the Parties may conduct separate defenses of such claim and reserve the right to claim indemnity from the other Party in accordance with Section 15.1 and Section 15.2 above in accordance with Section 16.3 upon resolution of the underlying claim.

15.4	Insurance. Licensee shall procure and maintain insurance, including clinical trial insurance and product liability insurance, adequate to cover is obligations with respect to its activities hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times; provided, any such clinical trials insurance coverage shall, prior to the First Commercial Sale of a Product, in no event be less than [***] per loss occurrence, and product liability insurance coverage shall, after such First Commercial Sale, in no event be less than [***] per loss occurrence. Licensee shall provide XENCOR with evidence of such insurance upon request and shall provide XENCOR with written notice at least [***] prior to Licensee’s decision or receipt of notice from the insurance company, as applicable, with respect to the cancellation, non-renewal or material decrease in the coverage level of such insurance. It is understood that such insurance shall not be construed to create a limit of Licensee’s liability.

15.5	No Consequential Damages. NOTWITHSTANDING THE FOREGOING, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, OR FOR LOST REVENUES OR LOST PROFITS (WHETHER DIRECT OR INDIRECT) UNDER THIS AGREEMENT REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT TO THE EXTENT THE DAMAGES RESULT FROM (A) A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, (B) A PARTY’S BREACH OF SECTION 10.1, OR (C) A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 15.

16.	Miscellaneous.

16.1	Assignment. Neither Party may assign its rights or delegate its obligations under this Agreement, in whole or in part without the prior written consent of the other Party, except that (a) each Party shall have the right, without such consent, on written notice to the other Parties, to assign any or all of its rights and delegate or subcontract any or all of its obligations hereunder to (i) any of its Affiliates or (ii) a successor of all or substantially all of the business of such Party or of the portion of such business to which this Agreement relates, whether by way of merger, sale of stock, sale of assets or other transaction (or series of transactions); and (b) either Party shall have the right, without such consent, to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates. Notwithstanding the foregoing, each Party shall remain responsible for any failure to perform on the part of any such Affiliates. Any attempted assignment or delegation in violation of this Section 16.1 shall be void. Any permitted transferee or assignee of this Agreement shall assume and be bound by the obligations of its transferor or assignor under this Agreement, and shall, in a writing delivered to the other Party, expressly assume the performance of such rights or obligations. This Agreement shall be binding on, and inure to the benefit of, each Party, its successors and permitted assigns.

16.2	Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New York applicable to agreements executed and to be performed solely within such state excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction; provided that any matters relating to the construction or effect of any Patent Right will be governed by the patent laws of the relevant jurisdiction in which such Patent Right is granted.

16.3	Dispute Resolution.

16.3.1	Disputes. Any dispute, controversy or claim arising out of or relating to this Agreement, including the validity, invalidity, breach or termination thereof (a “Dispute”), will be referred to the [***] of XENCOR and the [***] of Licensee for resolution. In the event the two individuals referred to in the preceding sentence are unable to resolve such dispute within [***] after the initial written request, then, upon the written demand of either Party, the Dispute shall be subject to arbitration, as provided below.

16.3.2	If the Parties are unable to resolve such Dispute through the negotiations described in Section 16.3.1, then, except in the case of a Dispute that concerns (a) the validity or infringement of a patent, trademark or copyright, or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory, the dispute shall be settled by arbitration, with limited discovery, administered under the [***] in force when the notice of arbitration is submitted in accordance with these rules. The arbitration proceedings shall be conducted in English, in New York, New York, and applicable arbitration association shall use the laws of the State of New York as the governing law for this Agreement and the Parties’ obligations hereunder in accordance with Section 16.2.

16.3.3	The number of arbitrators shall be [***]. The arbitrators (the “Arbitral Tribunal”) shall be appointed as follows: (a) the claimant to the Dispute, or in the case of multiple claimants, all such claimants acting collectively (the “Claimant”) shall select [***] and (b) the respondent to the Dispute, or in the case of more than one respondent, the respondents acting collectively (the “Respondent”) shall select [***]. The Claimant shall nominate its arbitrator at the time of filing the notice of arbitration. The Respondent shall nominate its arbitrator within [***] after receiving the notice of arbitration. Such arbitrators shall be freely selected, and neither the Claimant nor the Respondent shall be limited in their selection to any prescribed list; provided that all arbitrators shall be and remain independent from the Parties, and be conflicts-free and neutral experienced arbitrators. Within [***] from the appointment of the [***]. If the [***] are in conflict with the provisions of this Section 16.3.3, including the provisions concerning the appointment of arbitrators, the provisions of this Section 16.3.3 shall prevail.

16.3.4	Within [***] after the arbitrators are selected, the Parties will each submit to the arbitrators, and to one another, a written statement of their respective positions regarding the alleged Dispute. The Parties will also provide the arbitrators a copy of this Agreement, as may be amended at such time. Each party will have [***] from receipt of the other Party’s submission to provide to the arbitrator a written response thereto. Neither Party may have any communication (either written or oral) with the arbitrators other than for the sole purpose of engaging the arbitrator at the outset or as expressly permitted in this Section 16.3; provided that the arbitrator will have the right to meet with the Parties, either alone or together, as necessary in the arbitrator’s opinion to make a determination. Based on the materials submitted, the arbitrators will determine whether any discovery process is necessary, and, if it is, the parameters of such process with the intent of resolving the arbitration as expeditiously as possible (e.g., limiting the number of depositions and the time discovery is permitted to take). The Parties and arbitrators shall employ procedures designed to resolve the conflict by arbitration within [***] of the Dispute being referred for arbitration.

16.3.5	Each Party shall bear its own attorneys’ fees, costs and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that in making their award, the Arbitral Tribunal shall have the authority to award attorney’s fees and other costs and expenses of the arbitration as they deem just and appropriate under the circumstances; provided that Arbitral Tribunal shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages and the arbitrator(s) shall have no authority to grant any award or remedy other than such awards or remedies that are available under the Applicable Law. The award of the Arbitral Tribunal shall be final and binding upon the disputing Parties, and either Party may apply to a court of competent jurisdiction for enforcement of such award. The Parties shall cooperate and use their respective Commercially Reasonable Efforts to take all actions reasonably required to facilitate the prompt enforcement of any arbitral award made by the Arbitral Tribunal.

16.3.6	The Parties undertake and agree that all arbitral proceedings conducted with reference to this arbitration clause will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a Third Party without the written consent of the Parties. Notwithstanding the foregoing, a Party shall not be prevented from disclosing such information in order to safeguard in the best possible way his rights vis-à-vis the other Party in connection with a dispute or if the Party is obliged to so disclose pursuant to Applicable Laws.

16.3.7	The Parties agree that nothing contained in this Agreement will deny either Party the right to seek injunctive or other equitable relief (in addition to whatever remedies it might have at law) from a court or Government Authority of competent jurisdiction applying the laws of that court or Government Authority in the context of the other Party’s breach or threat of breach of any of its obligations related to the first Party’s Confidential Information or Intellectual Property. In no event shall arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

16.3.8	In case this Agreement or any part of it is assigned or transferred to a Third Party, such Third Party shall automatically be bound by the provisions of this arbitration clause.

16.3.9	By agreeing to this binding arbitration provision, the Parties understand that they are waiving certain rights and protections which may otherwise be available if a dispute between the parties were determined by litigation in court, including the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal and a right to invoke formal rules of procedure and evidence.

16.4	Force Majeure. Neither XENCOR nor Licensee shall be liable for delay in delivery or nonperformance in whole or in part, nor shall XENCOR or Licensee have the right to terminate this Agreement except as otherwise specifically provided in this Section 16.4, where such delivery or performance has been affected by a condition beyond the reasonable control of XENCOR or Licensee, as applicable, including prohibition or restriction imposed by Applicable Laws (a “Force Majeure Event”), provided that the Party affected by a Force Majeure Event (the “Force Majeure Party”) shall, within [***] after its occurrence, give notice to XENCOR (if the Force Majeure Party is Licensee) or Licensee (if the Force Majeure Party is XENCOR) stating the nature of the condition, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is reasonably required and the Force Majeure Party shall use its reasonable efforts to remedy its inability to perform; provided, however, that if the suspension of performance continues for [***] after the date of the occurrence of the Force Majeure Event, and such failure to perform would constitute a material breach of this Agreement in the absence of such Force Majeure Event, then the non-breaching Party shall have the right to terminate this Agreement.

16.5	Waiver. A Party’s failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy, does not constitute a waiver of such provision, right or remedy, or prevent such Party thereafter from enforcing any or all provisions and exercising any or all other rights and remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The exercise of any right or remedy does not constitute an election or prevent the exercise of any or all rights or remedies, all rights and remedies being cumulative.

16.6	Notices.

16.6.1	Notice Requirements. All notices and other communications required or permitted hereunder shall be in writing and may be delivered personally, sent by overnight delivery service, mailed by registered or certified mail, or postage prepaid to the addresses for each Party set forth below, with a courtesy copy sent by email, which will not constitute notice. Each such notice or other communication shall be treated as effective or having been given (i) when delivered, if delivered personally; (ii) on the next Business Day, if sent by overnight delivery; or (iii) forty-eight (48) hours after mailing, if mailed by registered or certified mail. A Party may change its notice address at any time by delivery of written notice of such change to the other Party. This Section 16.6 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

16.6.2	Addresses for Notice.

Licensee:

[***]

With copies to (which shall not constitute notice):

[***]

XENCOR:	[***]

With copies to (which shall not constitute notice):

[***]

16.7	Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, with respect to the subject matter hereof. Each Party confirms that it is not relying on any representations or warranties of the other Party, except as specifically set forth herein. No amendment or modification hereof shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

16.8	Exhibits. All Exhibits and Schedules referred to in this Agreement are intended to be, and hereby are, specifically incorporated into and made a part of this Agreement, provided that, in the event of any conflict or any inconsistency between any term or condition of this Agreement and any term or condition of any Exhibit, Schedule or other attachment hereto (including the Development Plan, but excluding the Upstream Licenses set forth in Schedule 1.77), the terms and conditions of this Agreement shall control.

16.9	No Benefit to Others. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights in any other Persons except as otherwise expressly provided in this Agreement.

16.10	Severability. If any provision hereof should be invalid, illegal or unenforceable in any respect, then, to the fullest extent permitted by Applicable Law, (a) all other provisions hereof shall remain in full force and effect and shall be liberally construed in order to carry out the intent of the Parties as nearly as may be possible, and (b) the Parties shall use their best efforts to negotiate a provision, in replacement of the provision held invalid, illegal or unenforceable, that is consistent with Applicable Law and accomplishes, as nearly as possible, the original intention of the Parties with respect thereto. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

16.11	Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement. Each Party shall respond, as promptly as practicable, to the other Party’s requests for information in the Control of such Party to the extent that the requesting Party reasonably requires such information to comply with Applicable Law or to perform its obligations under this Agreement.

16.12	Publicity. Subject to Section 10.1.6, neither Party shall issue a press release or make any public announcement or other public disclosure with respect to any of the transactions contemplated herein without obtaining the prior written consent of the other Party; provided that a disclosure shall be permitted without the other Party’s consent to the extent that it does not contain information beyond that included in a prior disclosure approved in writing by both Parties.

16.13	Relationship of the Parties. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Parties hereto or, as granting to either Party the authority to bind or contract any obligation in the name of or on the account of the other Party, or to make any statements, representations, guarantees or warranties on behalf of the other Party. All Persons employed by a Party or any of its Affiliates shall be employees of such Party or its Affiliates and not of the other Party or such other Party’s Affiliates, and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party or its Affiliates, as applicable.

16.14	Affiliates. Each Party shall cause its respective Affiliates to comply fully with the provisions of this Agreement to the extent such provisions relate, or are intended to relate to such Affiliates, as if such Affiliates were expressly named as joint obligors hereunder. Without limiting the generality of the foregoing or Section 16.1, if any obligations of a Party hereunder are delegated to or performed by any of such Party’s Affiliate as permitted under Section 16.1, such obligations will be deemed satisfied upon performance by such Affiliate. Each Party hereby expressly waives any requirement that the other Party exhausts any right, power or remedy, or proceed against an Affiliate, for any obligation or performance hereunder prior to proceeding directly against such Party. Wherever in this Agreement the Parties delegate responsibility to Affiliates, the Parties agree that such entities may not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.

16.15	Expenses. Each of the Parties shall pay the fees and expenses of its respective counsel and other experts and all other expenses, except as otherwise expressly set forth herein, incurred by such Party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

16.16	Counterparts. This Agreement may be executed in one or more counterpart copies, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument. An executed signature page of this Agreement delivered by e-mail transmission shall be as effective as an original executed signature page. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

IN WITNESS WHEREOF, the Parties hereto have executed or caused its duly authorized representative to execute this Agreement on the Execution Date.

Licensee:

Zenas Biopharma (Cayman) Limited

By:	/s/ Leon O. Moulder, Jr.
Name:	Leon O. Moulder, Jr.
Title:	Executive Chairman

XENCOR:

Xencor, Inc.

By:	[***]
Name:	[***]
Title:	[***]

[Signature Page to License Agreement]

Schedule 1.48

DESCRIPTION OF LICENSED ASSET

[Pursuant to Regulation S-K, Item 601(a)(5), this Schedule setting forth the description of the Licensed Asset has not been filed. The Registrant agrees to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.]

Schedule 1.61

[***] FLOW-THROUGH PATENT RIGHTS

[Pursuant to Regulation S-K, Item 601(a)(5), this Schedule setting forth the [***] Flow-Through Patent Rights has not been filed. The Registrant agrees to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.]

Schedule 1.74

Specified Joint Patent Rights Biomarkers

[Pursuant to Regulation S-K, Item 601(a)(5), this Schedule setting forth the Specified Joint Patent Rights Biomarkers has not been filed. The Registrant agrees to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.]

Schedule 1.77

UPSTREAM LICENSES

[Pursuant to Regulation S-K, Item 601(a)(5), this Schedule setting forth the Upstream Licenses has not been filed. The Registrant agrees to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.]

Schedule 1.82

XENCOR GENERAL PATENT RIGHTS

[Pursuant to Regulation S-K, Item 601(a)(5), this Schedule setting forth the Xencor General Patent Rights has not been filed. The Registrant agrees to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.]

Schedule 1.86

XENCOR PRODUCT SPECIFIC PATENT RIGHTS

[Pursuant to Regulation S-K, Item 601(a)(5), this Schedule setting forth Xencor Product Specific Patent Rights has not been filed. The Registrant agrees to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.]

Schedule 4.1

TRANSFER CHECKLIST

[Pursuant to Regulation S-K, Item 601(a)(5), this Schedule setting forth the Transfer Checklist has not been filed. The Registrant agrees to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.]

Schedule 7.2

PRODUCT LOTS and Materials related to clinical Studies

[Pursuant to Regulation S-K, Item 601(a)(5), this schedule setting forth the description of the Product Lots and Materials Related to Clinical Studies has not been filed. The Registrant agrees to furnish supplementally a copy of any omitted schedules to the securities and exchange commission upon request; provided, however, that the registrant may request confidential treatment of omitted items.]

Schedule 10.3.1

ANTI-CORRUPTION POLICIES

Policy on Anti-Bribery and Anti-Corruption

Zenas BioPharma (Cayman) Limited

I.	Purpose/Introduction

Zenas BioPharma (Cayman) Limited (the “COMPANY”) is committed to securing and maintaining the trust of patients, Healthcare Professionals, and third parties. Trust and reputation are imperative to sustaining our business and that is why we prohibit any improper or unethical payments to government officials or private parties anywhere in the world by COMPANY Employees or Third Party Representatives.

COMPANY has established the following policy (the “Policy”) to help ensure compliance with laws prohibiting Bribery and Corruption, including the U.S. Foreign Corrupt Practices Act (FCPA), the U.K. Bribery Act, and the anti-bribery and anti-corruption provisions under the People’s Republic of China Criminal Law and Anti-Unfair Competition Law. Many countries have laws that prohibit Bribery and Corruption, either within the country or anywhere in the world. COMPANY Employees and the Third Parties that COMPANY engages are responsible for complying with applicable laws. While some laws distinguish between public officials and private persons, COMPANY does not tolerate bribery of anyone.

II.	Scope

This Policy provides an overview of COMPANY’s Anti-Bribery and Anti-Corruption program (the “Program”), including the expectation that COMPANY Employees will understand and comply with all elements of the Policy and the Program.

This Policy applies to all COMPANY Employees. This Policy also applies to individuals or organizations performing services on behalf of COMPANY.

III.	Definitions

Anything of Value – Cash (no minimum threshold), gifts, travel, entertainment, charitable contributions, and other things of value, which may include such things as job opportunities, payment for unnecessary services or the promise or authorization to give gifts or services.

Employees or COMPANY Employees – All COMPANY officers and directors, full-time, part-time, and temporary Employees (e.g., contractors or interns). COMPANY Employees do not include unrelated third parties that purchase COMPANY products in arms-length transactions and then distribute such products (e.g., wholesalers or distributors whose only relationship with COMPANY is the purchase, distribution and/or shipping of products).

Bribery/Bribe – Offering, giving or promising (or directing someone else to offer, give, or promise) an improper benefit to someone with the intention of influencing or rewarding their behavior to obtain or retain a commercial or personal advantage. Bribery is not limited to monetary payments and can include transfers of Anything of Value when made with the intent or desire to wrongfully influence the recipient.

Corruption – The abuse of entrusted power for private gain.

Foreign or Government Official – Any person acting in an official capacity on behalf of a government agency, department or instrumentality, including, in some countries, government owned businesses such as hospitals or universities. It also includes any political party or candidate for political office and their representatives. Some other examples include,

•	Health care professionals who are affiliated with government-run health care systems, including but not limited to government-funded single-payor systems; and

•	Officers and employees of public international organizations, such as the World Health Organization (WHO), European Medicines Agency (EMA), and the National Medical Products Administration of the PRC (NMPA).

Healthcare Professional (HCP) – Any person or entity in the position to purchase or prescribe or to arrange for or recommend the purchase or prescription or formulary placement of any COMPANY product. This includes, but is not necessarily limited to, physicians, nurses, physician’s assistants, nurse practitioners, hospitals, pharmacists, and medical directors, as well as any individual employed by such persons or entities. The definition of HCP does not include individuals who are themselves COMPANY Employees.

Third Party Representatives – Organizations or individuals that are hired directly or indirectly by COMPANY to perform services on behalf of COMPANY. COMPANY may engage Third Party Representatives only where there is a bona fide business justification. Payments to Third Party Representatives must be reasonable, based on a fair market rate and for actual services performed. Examples of Third Party Representatives include consultants, contractors, contract research organizations, contract manufacturers, distributors, lobbyists, joint venture partners, market access consultants, and others.

Legal Counsel –      [***]

IV.	Policy

COMPANY Policy prohibits Bribery in any form, including providing Anything of Value to:

•	obtain approval of a drug; to secure favorable formulary status or tax treatment;

•	to reduce or eliminate customs duties;

•	to obtain government action to prevent competitors from entering a market;

•	to circumvent a licensing or permit requirement; to secure the sale, recommendation, or prescription of COMPANY products; or

•	to obtain any other improper business advantage.

A COMPANY Employee may not offer to pay, pay, promise to pay, or authorize the payment of money, or provide Anything of Value to a Foreign or Government Official, an HCP, or any other Third Party Representative in order to achieve any such advantage.

Just offering a bribe, even if it is not accepted, is a violation of this Policy.

In addition, no COMPANY Employee may accept Anything of Value in exchange for allowing an external party an improper business advantage.

COMPANY Employees must seek guidance from COMPANY Legal Counsel in any circumstances where doubt exists as to the appropriateness of proposed conduct.

Facilitating and Expediting Payments

A facilitating or expediting payment is one made to further an action which is ordinarily and commonly performed by a Foreign or Government Official in the course of their job that involves non-discretionary acts (examples – obtaining permits, licenses, or other official documents; processing governmental papers; mail pickup and delivery; providing phone service). Such payments made to help facilitate or expedite normal operations are against COMPANY Policy unless they are approved in advance by COMPANY Legal Counsel. Legal Counsel may permit facilitating or expediting payments only where they are expressly permitted by local law in the country where the payment and service would take place.

Even where there is a threat that COMPANY’s business will be jeopardized by a Foreign or Government Official, Employees are required, before taking any action, to contact COMPANY Legal Counsel to discuss the situation.

Political Contributions

COMPANY does not contribute COMPANY funds or assets, directly or indirectly, to any political party committee or candidate, or the holder or any federal, state or local government office within the United States. COMPANY may provide political contributions in other countries, where lawful, but only upon the specific written approval of the COMPANY’s Chief Executive Officer, General Counsel, or Chief Compliance Officer. This does not affect an individual Employee’s ability to make a political contribution, however Employees may not make a political contribution in order to obtain or retain business for COMPANY.

Third Party Representatives

COMPANY relies on Third Party Representatives to accomplish a lot of what we do, particularly in countries where we don’t have a local presence. A Third Party Representative may never be used to improperly influence any person to obtain or retain business or to secure any advantage for COMPANY through improper means. We need to make sure our Third Party Representatives abide by the standards we set. A Third Party Representative cannot be asked or expected to offer or receive a Bribe on COMPANY’s behalf, or behave in a way that COMPANY itself cannot under this Policy.

COMPANY Employees must carefully select Third Party Representatives, understand the work that they are doing, and who are the principals, owners or management of the company of such Third Party Representatives. This can be accomplished by, for example: utilizing a request for proposal (“RFP”) process, asking for examples of prior projects, and speaking with references. In addition, COMPANY requires Employees to do an initial screen of vendors. This screen will allow Employees to appropriately evaluate the vendor on certain risk elements prior to engaging them. Whether a Third Party Representative is required to undergo additional due diligence will depend upon the results of the initial screen or the type of vendor being engaged.

Employees are responsible for knowing their Third Party Representatives and must understand the purpose for payments they may make on our behalf to others. Employees should carefully review payments made to Third Party Representatives they are responsible for, including any and all invoices, receipts, and/or other expenses submitted to COMPANY for payment.

Reporting Possible Violations

No person subject to this Policy will suffer adverse consequences for refusing to engage in Bribery or Corruption, even if this results in the loss of business or competitive advantage to COMPANY.

If you suspect a potential violation of this Policy, or see a “red flag”, please immediately inform the COMPANY Legal Counsel. Examples of “red flags” include,

•	Excessive commissions to Third Party Representative agents or consultants;

•	Unreasonably large discounts to Third Party Representative distributors;

•	Third Party Representative sham consulting agreements that include only vaguely described services;

•	Third Party Representative consultants that are in a different line of business than the business for which the consultant was engaged;

•	Large, upfront payments to a Third Party Representative at the beginning of the relationship without reasonable support as to why this may be necessary;

•	A Third Party Representative that is related to, or closely Employed with, a Foreign or Government Official;

•	A Third Party Representative that became part of the transaction at the express request or insistence of a Foreign or Government Official;

•	A Third Party Representative that is merely a shell company incorporated in an offshore jurisdiction; or

•	A Third Party Representative that requests payment to offshore bank accounts.

Red flags don’t by themselves mean there is a problem, but red flags must be shared with Legal Counsel so they can be investigated appropriately.

Books and Records

Maintaining accurate books and records are critical components of every Anti-Bribery and Anti-Corruption framework. These provisions are designed to prevent Bribery from being concealed as legitimate payments, such as commissions or consulting fees. COMPANY will maintain books and records that, in reasonable detail, accurately and fairly reflect corporate transactions. COMPANY’s internal accounting controls are sufficient to provide reasonable assurance that transactions are accurately recorded in its books and records in accordance with local finance and accounting policies. All accounts, invoices, memoranda and other documents and records relating to dealings with third parties will be maintained with strict accuracy and completeness.

Employees are responsible for ensuring that Anti-Bribery and Anti-Corruption provisions are included within their contracts with Third Party Representatives. COMPANY template contracts will include Anti-Bribery and Anti-Corruption provisions.

Exception

If there is an immediate threat to your health or safety, or to the health or safety of a business partner carrying out COMPANY business, that requires the payment of a Bribe, you should take the steps necessary to protect yourself and then immediately report the payment or transfer of Anything of Value to the COMPANY Legal Counsel.

Questions

COMPANY takes its responsibility for ensuring that it has a robust and effective Anti-Bribery and Anti-Corruption Program seriously. If you have any questions about this Policy, or about the appropriateness of a specific arrangement or payment, please contact COMPANY Legal Counsel.

Schedule 14.1.3

CONDITIONS FOR EFFECTIVENESS

[Pursuant to Regulation S-K, Item 601(a)(5), this Schedule setting forth the Conditions for Effectiveness has not been filed. The Registrant agrees to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.]